                                                                     EXHIBIT 2.3

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. The omitted portions are indicated by [****].

--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                        ASSET PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                         DREYER'S GRAND ICE CREAM, INC.,

                               NEW DECEMBER, INC.,

                          NESTLE ICE CREAM COMPANY, LLC

                                       AND

                             INTEGRATED BRANDS, INC.

                           DATED AS OF MARCH 3, 2003,
                                  AS AMENDED ON
                                 MARCH 17, 2003,
                               APRIL 16, 2003, AND
                           AS AMENDED AND RESTATED ON
                                  JUNE 4, 2003

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
ARTICLE 1
DEFINITIONS....................................................................................................     2

         1.1      Certain Definitions..........................................................................     2

ARTICLE 2
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.........................................................     8

         2.1      Purchase and Sale of Assets..................................................................     8
         2.2      Allocation of Purchase Price.................................................................     9
         2.3      Ice Cream Assets.............................................................................     9
         2.4      Distribution Assets..........................................................................    10
         2.5      Excluded Assets..............................................................................    12
         2.6      Assumption of Liabilities....................................................................    13
         2.7      Excluded Liabilities.........................................................................    13
         2.8      Modification.................................................................................    14
         2.9      Rescission...................................................................................    14
         2.10     Purchase Price Adjustment....................................................................    15

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF DREYER'S, NEW DREYER'S AND NICC..............................................    15

         3.1      Authority; No Conflicts; Consents and Approvals..............................................    15
         3.2      Real Property; Title to Tangible Assets......................................................    16
         3.3      Intellectual Property........................................................................    17
         3.4      Actions and Proceedings......................................................................    18
         3.5      Assigned Contracts...........................................................................    18
         3.6      Compliance with Applicable Laws; Permits.....................................................    19
         3.7      Brokers......................................................................................    19
         3.8      Inventory....................................................................................    20
         3.9      Recent Events................................................................................    20
         3.10     Liabilities..................................................................................    20
         3.11     Financial Information........................................................................    20
         3.12     Labor Matters................................................................................    20
         3.13     Insurance....................................................................................    20
         3.14     Transactions with Affiliates.................................................................    21
         3.15     Customers, Suppliers and Distributors........................................................    21
         3.16     Warranty or Other Claims.....................................................................    21
         3.17     Environmental Matters........................................................................    21
         3.18     Tax Matters..................................................................................    22
         3.19     Employees....................................................................................    22
         3.20     No Other Representations or Warranties.......................................................    23

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER........................................................................    23

         4.1      Authority; No Conflicts; Governmental Consents...............................................    23
         4.2      Actions and Proceedings......................................................................    24
         4.3      Availability of Funds........................................................................    24
         4.4      Brokers......................................................................................    24
         4.5      Sufficiency of Buyer.........................................................................    24
         4.6      No Other Representations or Warranties.......................................................    24

ARTICLE 5
COVENANTS OF DREYER'S, NEW DREYER'S AND NICC...................................................................    25

         5.1      Access.......................................................................................    25
         5.2      Ordinary Conduct of the Business.............................................................    25
         5.3      Inventory Statements.........................................................................    26
         5.4      Use of Trademarks, Trade Names and Designations..............................................    26
         5.5      Confidential Information.....................................................................    27
         5.6      Consents.....................................................................................    27
         5.7      Employees....................................................................................    28
         5.8      Waivers for Distributors.....................................................................    28
         5.9      Supplemental Disclosures.....................................................................    28
         5.10     [****] Non-Competition.......................................................................    29
         5.11     No Use of Certain Names......................................................................    29

ARTICLE 6
COVENANTS OF BUYER.............................................................................................    29

         6.1      Confidentiality..............................................................................    29
         6.2      No Use of Certain Names......................................................................    30
         6.3      License for Use of Certain Other Added Assets................................................    30

ARTICLE 7
MUTUAL COVENANTS; ADDITIONAL AGREEMENTS........................................................................    30

         7.1      Godiva Consent, Cooperation and Transition Services..........................................    30
         7.2      Publicity....................................................................................    32
         7.3      Tax Matters..................................................................................    32
         7.4      Access to Information........................................................................    33
         7.5      Bulk Sales Waiver............................................................................    33
         7.6      Expenses.....................................................................................    33
         7.7      Further Assurances...........................................................................    33
         7.8      Collateral Agreements........................................................................    33
         7.9      Use of Intellectual Property.................................................................    34

ARTICLE 8
CLOSING........................................................................................................    35

         8.1      Closing......................................................................................    35
         8.2      Buyer's Conditions to Closing................................................................    36
         8.3      Sellers' Conditions to Closing...............................................................    36

ARTICLE 9
INDEMNIFICATION................................................................................................    37

         9.1      Survival.....................................................................................    37
         9.2      Indemnification by Sellers...................................................................    37
         9.3      Indemnification by Buyer.....................................................................    38
         9.4      Right to Indemnification Not Affected by Knowledge...........................................    38
         9.4      Exclusive Remedy; Limitations on Indemnification.............................................    38
         9.5      Losses Net of Insurance......................................................................    39
         9.6      Purchase Price Adjustment....................................................................    39
         9.7      Procedures Relating to Indemnification.......................................................    39

ARTICLE 10
TERMINATION....................................................................................................    40

         10.1     Bases for Termination........................................................................    40
         10.2     Notice of Termination; Return of Documents; Continuing Confidentiality Obligation............    41
         10.3     Effect of Termination........................................................................    41

ARTICLE 11
GENERAL PROVISIONS.............................................................................................    42

         11.1     Assignment...................................................................................    42
         11.2     No Third-Party Beneficiaries.................................................................    42
         11.3     Amendments...................................................................................    42
         11.4     Waiver of Compliance.........................................................................    42
         11.5     Notices......................................................................................    42
         11.6     Interpretation...............................................................................    44
         11.7     Counterparts.................................................................................    44
         11.8     Severability.................................................................................    44
         11.9     Governing Law................................................................................    44
         11.10    Actions and Proceedings......................................................................    44
         11.11    Exhibits and Schedules.......................................................................    45
         11.12    Entire Agreement.............................................................................    45

EXHIBITS*

         Exhibit A - Form of Co-Pack Agreement
         Exhibit B - Form of Transition Services Agreement
         Exhibit C - Form of Transition IB Product Distribution Agreement Exhibit D - Form of Grocery Carrier Agreement
         Exhibit E - Form of Non-Grocery Distribution Agreement
         Exhibit F - Form of Transition NICC Product Distribution Agreement Exhibit G - Form of IB Product Distribution Agreement

DISCLOSURE SCHEDULE

         Schedule 1.1(a)
         Schedule 1.1(b)(1)
         Schedule 1.1(b)(2)
         Schedule 1.1(c)(1)
         Schedule 1.1(c)(2)
         Schedule 2.3(c)
         Schedule 2.3(f)
         Schedule 2.4(a)
         Schedule 2.4(b)
         Schedule 3.1(c)
         Schedule 3.2(a)
         Schedule 3.2(b)
         Schedule 3.2(c)
         Schedule 3.3(a)
         Schedule 3.4
         Schedule 3.5
         Schedule 3.6(c)
         Schedule 3.11
         Schedule 3.12
         Schedule 3.14
         Schedule 3.17
         Schedule 3.19(b)
         Schedule 3.19(e)

------------------
* The execution copies of the agreements listed as exhibits have been filed as separate exhibits with the Securities and Exchange Commission. Certain information in such agreements has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                  This AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of June 4, 2003, is by and among Dreyer's Grand Ice Cream, Inc., a Delaware corporation ("Dreyer's"), New December, Inc., a Delaware corporation ("New Dreyer's"), Nestle Ice Cream Company, LLC, a Delaware limited liability company ("NICC" and together with Dreyer's, "Sellers"), and Integrated Brands, Inc., a New Jersey corporation ("Buyer").

                              W I T N E S S E T H:

                  WHEREAS, Dreyer's has certain right, title and interest in and to the Ice Cream Assets (as defined herein);

                  WHEREAS, NICC has certain right, title and interest in and to the Distribution Assets (as defined herein);

                  WHEREAS, Sellers, New Dreyer's, Nestle Holdings, Inc., a Delaware corporation of which NICC is a wholly-owned indirect subsidiary ("NHI"), and December Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Dreyer's, have entered into an Agreement and Plan of Merger, dated as of June 16, 2002 (as amended from time to time, the "Merger Agreement"), pursuant to which, among other things, each Seller will become a wholly-owned subsidiary of New Dreyer's (the "Transaction");

                  WHEREAS, in connection with and subject to obtaining regulatory approvals of the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Sellers and New Dreyer's contemplate entering into a provisional consent decree (the "Provisional Consent Decree") with the U.S. Federal Trade Commission (the "FTC") providing for, among other things, the sale of the Ice Cream Assets and the Distribution Assets in accordance with, and in the manner contemplated by, this Agreement;

                  WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Sellers, all of the Ice Cream Assets and the Distribution Assets, and Buyer desires to assume the Assumed Liabilities, all as more specifically provided herein; and

                  WHEREAS, by entering into this Agreement, Sellers and New Dreyer's do not concede or acknowledge that the Transaction would tend to restrain competition in any relevant market or otherwise contravene any provision of any antitrust or competition law of any jurisdiction;

                  WHEREAS, Sellers, New Dreyer's and Buyer entered into an Asset Purchase Agreement, dated as of March 3, 2003, which agreement was amended on March 17, 2003 and April 16, 2003 (as amended, the "Old Asset Purchase Agreement"); and

                  WHEREAS, Seller, New Dreyer's and Buyer desire to amend and restate the Old Asset Purchase Agreement, as set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Certain Definitions. For all purposes of this Agreement, except as expressly provided or unless the context otherwise requires, the following definitions shall apply:

         "Additional Distribution Assets" shall have the meaning assigned thereto in Section 2.4(b)(i).

         "Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided that, for purposes of this Agreement, (i) prior to the Closing, NICC and its subsidiaries shall not be deemed to be Affiliates of Dreyer's, and (ii) Dreyer's and its subsidiaries shall not be deemed to be Affiliates of Nestle S.A. and its subsidiaries (other than NICC following the Closing) other than Dreyer's and its subsidiaries.

         "Agreement" shall have the meaning assigned thereto in the preamble.

         "Allocation" shall have the meaning assigned thereto in Section 2.2.

         "Assigned Contracts" shall have the meaning assigned thereto in Section 2.4(a).

         "Assigned Dreyer's Contracts" shall have the meaning assigned thereto in Section 2.3(h).

         "Assigned Intellectual Property" shall have the meaning assigned thereto in Section 2.3(c)(iv).

         "Assigned NICC Contracts" shall have the meaning assigned thereto in
Section 2.4(a).

         "Assigned Trade Secrets" shall have the meaning assigned thereto in
Section 2.3(c)(iii).

         "Assigned Trademarks" shall have the meaning assigned thereto in
Section 2.3(c)(i).

         "Assumed Liabilities" shall have the meaning assigned thereto in
Section 2.6.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated by Law or executive order to close.

         "Buyer" shall have the meaning assigned thereto in the preamble.

         "Buyer Confidentiality Agreement" shall have the meaning assigned thereto in Section 5.5.

         "Buyer Trademarks" shall have the meaning assigned thereto in Section 7.9(a).

         "California Warehouse" shall have the meaning assigned thereto in
Section 2.4(b).

         "California Warehouse Lease" shall have the meaning assigned thereto in
Section 2.4(d).

         "Closing" shall have the meaning assigned thereto in Section 8.1.

         "Closing Date" shall have the meaning assigned thereto in Section 8.1.

         "Closing Date Employees" shall mean employees of NICC or its subsidiaries who primarily provide services related to the Distribution Assets and are listed on Schedule 1.1(a), subject to Section 5.9(a), to the extent the employment of such employees is not terminated prior to the Closing Date either
(x) voluntarily by such employees, or (y) by NICC for performance reasons or for cause in the ordinary course of business consistent with past practice; to the extent that any new employees are hired by NICC between the date hereof and the Closing Date and are to be made available to Buyer for employment pursuant to this Agreement, NICC shall make additions to Schedule 1.1(a) to reflect such employees.

         "Closing Date Interest Rate" shall mean the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by Morgan Guaranty Trust Company of New York.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

         "Collateral Agreements" shall have the meaning assigned thereto in
Section 7.8.

         "Controlling Party" shall have the meaning assigned thereto in Section 9.8(c).

         "Co-Pack Agreement" shall mean the agreement, to be entered into at Closing, substantially in the form attached hereto as Exhibit A.

         "Copyrights" shall have the meaning assigned thereto in "Intellectual Property."

         "Customers" shall have the meaning assigned thereto in Section 2.3(e).

         "Damages" shall have the meaning assigned thereto in Section 9.2.

         "Deductible" shall have the meaning assigned thereto in Section 9.2.

         "Discontinued Products" shall mean the products described on Schedule 1.1(b)(2) hereto, each a "Discontinued Product."

         "Distribution Assets" shall have the meaning assigned thereto in
Section 2.4(a).

         "Distributors" shall have the meaning assigned thereto in Section 3.15.

         "Dreyer's" shall have the meaning assigned thereto in the preamble.

         "Dreyer's Trademarks" shall have the meaning assigned thereto in
Section 5.4(a).

         "Environmental Laws" shall mean any Law (including common law) enacted or in effect on or prior to the Closing Date relating to pollution, protection of the environment, or hazardous or toxic substances.

         "Equipment" shall have the meaning assigned thereto in Section 2.4(b).

         "Excluded Assets" shall have the meaning assigned thereto in Section
2.5.

         "Excluded Information" shall have the meaning assigned thereto in
Section 6.1.

         "Excluded Liabilities" shall have the meaning assigned thereto in
Section 2.7.

         "Excluded Taxes" shall mean Taxes relating to the Ice Cream Assets, the Distribution Assets or the Assumed Liabilities for any Pre-Closing Tax Periods. For purposes of this Agreement, in the case of any Straddle Period, (1) Taxes related to real property ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (2) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

         "Formulations" shall mean the current formulations for each Product and each Discontinued Product, all of which are set forth in the Transfer Packets for such Product and Discontinued Product, as the case may be.

         "FTC" shall have the meaning assigned thereto in the recitals.

         "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

         "Godiva" shall mean Godiva Chocolatier, Inc., a New Jersey corporation.

         "Godiva Consent" shall have the meaning assigned thereto in Section 7.1(a).

         "Godiva License" shall mean the License Agreement, dated as of December 1, 1998, between Dreyer's and Godiva, as amended from time to time.

         "Governmental Entity" shall mean any federal, state, political subdivision or other governmental agency or instrumentality, foreign or domestic.

         "Grocery Carrier Agreement" shall mean the agreement, to be entered into at Closing, substantially in the form attached hereto as Exhibit D.

          "HSR Act" shall have the meaning assigned thereto in the recitals.

         "IB Product Distribution Agreement" shall mean the agreement, to be entered into at Closing, substantially in the form attached hereto as Exhibit G.

         "Ice Cream Assets" shall have the meaning assigned thereto in Section 2.3.

         "Information" shall have the meaning assigned thereto in Section 5.5.

         "Intellectual Property" shall mean:

                  (a) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented);

                  (b) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration, together with the goodwill, renewals and other rights associated therewith (collectively, "Trademarks");

                  (c) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

                  (d) know-how, trade secrets, confidential or proprietary information, recipes, research in progress, data, processes, formulae, strategies, techniques (collectively, "Trade Secrets");

                  (e) franchises, licenses, permits, consents, approvals, and claims of infringement against third parties; and

                  (f)      Formulations, Specifications and Processing
Instructions.

         "Inventory" shall have the meaning assigned thereto in Section 2.3(a).

         "Law" shall mean any statute, rule, regulation, order, decree, injunction or judgment of any Governmental Entity.

         "Leased Property" shall have the meaning assigned thereto in Section 3.2(a).

         "Leases" shall have the meaning assigned thereto in Section 3.2(a).

         "Lien" shall mean any mortgage, lien, charge, security interest, easement or other encumbrance.

         "Major Customers" shall have the meaning assigned thereto in Section 3.15.

         "Material Adverse Effect" shall mean a material adverse effect on the business, prospects, results of operations, or condition (financial or otherwise) of the Ice Cream Assets,

Distribution Assets and the Products, taken as a whole; provided, however, that no change or effect arising out of or in connection with or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) general economic conditions or changes therein; (b) financial market fluctuations or conditions (including changes in interest rates); (c) conditions affecting the frozen dessert products industry generally; or (d) acts of terrorism, war (whether or not declared) or the like.

         "Merger Agreement" shall have the meaning assigned thereto in the recitals.

         "Names" shall have the meaning assigned thereto in Section 6.2.

         "New Dreyer's" shall have the meaning assigned thereto in the preamble.

         "NHI" shall have the meaning assigned thereto in the recitals.

         "NICC" shall have the meaning assigned thereto in the preamble.

         "Non-Controlling Party" shall have the meaning assigned thereto in
Section 9.8(c).

         "Non-Grocery Distribution Agreement" shall mean the agreement, to be entered into at Closing, substantially in the form attached hereto as Exhibit E.

         "Other Added Assets" shall have the meaning assigned thereto in Section 2.4(b)(ii)

         "Permits" shall mean permits, licenses, franchises, approvals and authorizations.

         "Permitted Liens" shall mean mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, statutory liens arising out of leases of real property or liens on Equipment arising or incurred in the ordinary course of business, or liens for Taxes and other governmental charges that are not due and payable.

         "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a government or any agency or political subdivision thereof or any other entity or organization.

         "Post-Closing Reduction Assets" shall have the meaning assigned thereto in Section 2.4(c)

         "Pre-Closing Reduction Assets" shall have the meaning assigned thereto in Section 2.4(c)

         "Pre-Closing Tax Period" shall mean any tax period (or portion thereof) ending on or before the Closing Date.

         "Processing Instructions" shall mean the current processing instructions for each Product and each Discontinued Product, all of which are set forth in the Transfer Packets for such Product and Discontinued Product, as the case may be.

         "Products" shall mean the products listed or described on Schedule 1.1(b) hereto, each a "Product."

         "Provisional Consent Decree" shall have the meaning assigned thereto in the recitals.

         "Purchase Orders" shall have the meaning assigned thereto in Section 2.3(b).

         "Purchase Price" shall have the meaning assigned thereto in Section
2.1.

         "Reduction Assets" shall have the meaning assigned thereto in Section 2.4(c).

         "Scheduled Distribution Assets" shall have the meaning assigned thereto in Section 2.4(a).

         "Seller Confidentiality Agreement" shall have the meaning assigned thereto in Section 6.1.

         "Sellers" shall have the meaning assigned thereto in the preamble.

         "Sellers' Knowledge" shall mean, with respect to Dreyer's and the Ice Cream Assets, the actual knowledge of the individuals listed on Schedule 1.1(c)(1) after due inquiry, and, with respect to NICC and the Distribution Assets, the actual knowledge of the individuals listed on Schedule 1.1(c)(2) after due inquiry.

         "SKU" shall mean the stock keeping unit number of a Product.

         "Specifications" shall mean the current raw materials, manufacturing, packaging, labeling and quality assurance specifications for each Product and each Discontinued Product, all of which set forth in the Transfer Packets for such Product and Discontinued Product, as the case may be.

         "Straddle Period" shall mean any complete Tax period that includes but does not end on the Closing Date.

         "Tax" shall mean any federal, state, local or foreign income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, payroll, premium, windfall profits, environmental (including taxes under Code Section 59A), unemployment, alternative or add-on minimum, estimated and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments, whether computed on a separate or consolidated, unitary or combined basis or in any other manner (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of another Person) imposed by or on behalf of any Governmental Entity.

         "Tax Claim" shall have the meaning assigned thereto in Section 9.8(c).

         "Tax Return" shall mean any Tax return, statement, report or form, including in each case any amendments thereto, required to be filed with any Taxing Authority, that relate to the Ice Cream Assets, the Distribution Assets or the Assumed Liabilities.

         "Taxing Authority" shall mean any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

         "Third-Party Claim" shall have the meaning assigned thereto in Section 9.8(a).

         "Third-Party Rights" shall have the meaning assigned thereto in Section 3.3(c).

         "Trade Secrets" shall have the meaning assigned thereto in "Intellectual Property."

         "Trademarks" shall have the meaning assigned thereto in "Intellectual Property."

         "Transaction" shall have the meaning assigned thereto in the recitals.

         "Transfer Packets" shall mean the transfer packets for each Product and Discontinued Product prepared by Dreyer's in the ordinary course of business to be delivered to Buyer at Closing.

         "Transition Date" with respect to any leased vehicle included in the Distribution Assets shall mean the transition date for the territory in which such assets are then being used by Buyer or its Affiliate, as determined in accordance with Exhibit B to the Transition NICC Product Distribution Agreement.

         "Transition IB Product Distribution Agreement" shall mean the agreement, to be entered into at Closing, substantially in the form attached hereto as Exhibit C.

         "Transition NICC Product Distribution Agreement" shall mean the agreement, to be entered into at Closing, substantially in the form attached hereto as Exhibit F.

         "Transition Services Agreement" shall mean the agreement, to be entered into at Closing, substantially in the form attached hereto as Exhibit B.

                                    ARTICLE 2

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers and their respective Affiliates shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Buyer, and Buyer shall purchase, acquire and accept from Sellers and their respective Affiliates, all of Sellers' and their respective Affiliates' respective rights, title and interest in, to and under the Ice Cream Assets and the Distribution Assets, for an aggregate cash purchase price of $10 million, as adjusted pursuant to Section 2.10 hereof (the "Purchase Price"), payable as set forth in Section 8.1(a).

         2.2 Allocation of Purchase Price. Buyer and Sellers shall agree upon an allocation (the "Allocation") of the Purchase Price among the Ice Cream Assets and the Distribution Assets within 45 days from the Closing Date or such later date as the parties may mutually agree. Such Allocation shall be based upon fair market values and shall be consistent with the provisions of Section 1060 of the Code. Buyer and each of the Sellers and their respective Affiliates agree to file all Tax Returns (such as IRS Form 8594 and any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of U.S. local or state or foreign Law) in a manner that is consistent with such Allocation and to refrain from taking any position on any such Tax Return or audit or otherwise that is inconsistent with such Allocation unless required to do so by applicable Law. Buyer and each of the Sellers and their respective Affiliates agree to cooperate in the preparation of any such Tax Returns and to timely file such Tax Returns in the manner required by applicable Law. Each Seller and Buyer shall provide to the other for review a copy of their respective Form 8594 at least ten (10) Business Days prior to its submission to the Internal Revenue Service.

         2.3 Ice Cream Assets. The term "Ice Cream Assets" shall mean all of Dreyer's and its subsidiaries' right, title and interest in, to and under the following assets, in each case as such assets exist at the time of Closing:

                  (a) all finished goods inventory of the Products held for resale as of the Closing (the "Inventory");

                  (b) all purchase commitments and orders (subject to the terms and conditions of such commitments and orders) for finished-goods Products for which Products have not been shipped as of the Closing (collectively, the "Purchase Orders");

                  (c) (i)(A) all trademarks that are registered or have registrations pending set forth on Schedule 2.3(c) and (B) all other unregistered trademarks (including "Whole Fruit" for all classes of products, subject to Section 7.9), trade names, trade dress, logos, packaging design, slogans, and Internet domain names (that do not reference "Dreyer's" or "Edy's"), in each case exclusively related to the Products (except that in the case of "Whole Fruit," the Ice Cream Assets shall include all such Trademarks, subject to Section 7.9), and in each case all related registrations and applications for registration, together with the goodwill, renewals and other rights and interests associated therewith, and remedies against infringements thereof, and rights to protections of interests therein under the Laws of all jurisdictions associated therewith (the "Assigned Trademarks"); (ii) all Formulations, Specifications and Processing Instructions; (iii) Trade Secrets related exclusively to the Products (the "Assigned Trade Secrets"); and (iv) Copyrights and Intellectual Property licenses exclusively related to the Products (collectively, with the Assigned Trademarks, the Formulations, Specifications, Processing Instructions, and the Assigned Trade Secrets, the "Assigned Intellectual Property"); provided, however, that subject to Section 5.4, nothing herein shall be deemed to cause the transfer of Dreyer's right, title or interest in, to or under the name, logo or trade dress of the "Dreyer's" or "Edy's";

                  (d) all existing product literature, advertising materials, promotional materials, studies and reports and similar materials, to the extent such materials are related to the Products; provided, however, that such materials shall not include any materials subject to Dreyer's right to maintain attorney-client privilege; and provided further that Dreyer's may retain copies of the foregoing to the extent that Dreyer's is required by Law to retain the same;

                  (e) a list of all entities who purchase Products as of the Closing Date ("Customers," each, a "Customer"), which also sets forth (i) sales by Customer and by SKU for 2001, 2002 and January 1, 2003 through the Closing Date, (ii) a price list as of the Closing Date for each of the Products by Customers, (iii) a list of all suppliers of ingredients for the Products specifying the type of ingredients each such supplier supplies, volumes purchased from each such supplier for 2001, 2002 and January 1, 2003 through the Closing Date and with respect to suppliers of ingredients, prices at which such ingredients are purchased from such suppliers; provided that Sellers shall provide such list to Buyer, at the Closing, and shall also provide to Buyer, at the Closing, a schedule of existing commitments to promotions agreed with Customers and all other similar commitments to Customers then in effect.

                  (f) any other information that will enable Buyer to effectively exploit the Products as may reasonably and legally be provided to Buyer;

                  (g) retailer authorizations for the Products as of the Closing Date;

                  (h) the contracts, leases, agreements and other legally binding instruments listed on Schedule 2.3(f) and, subject to receipt of the Godiva Consent, the Godiva License (such contracts, the "Assigned Dreyer's Contracts"); and

                  (i) all Permits exclusively related to the Ice Cream Assets from any Governmental Entity that are transferable.

         2.4      Distribution Assets.

                  (a) The term "Distribution Assets" shall mean the Scheduled Distribution Assets, the Additional Distribution Assets, and the Other Added Assets which in no event shall be construed to include any distribution assets of NICC located in the Bronx, New York and in Long Island, New York, which shall be retained by NICC. The term "Scheduled Distribution Assets" shall mean all of NICC's and its Affiliates' right, title and interest in, to and under the following assets, to the extent exclusively related to NICC's business of distributing frozen dessert products in the state of Washington and the state of Oregon, as such assets exist at the time of Closing:

                           (1) the contracts, leases, agreements and other legally binding instruments listed on Schedule 2.4(a) (together with the contracts, leases, agreements and other binding instruments listed on Schedule 5.9(a), the "Assigned NICC Contracts" and the Assigned NICC Contracts, together with the Assigned Dreyer's Contracts, the "Assigned Contracts");

                           (2) the warehouses, warehouse equipment and vehicles (either owned by NICC or its Affiliates or leased by NICC or its Affiliates) listed on Schedule

                  2.4(b) (together with the warehouses, warehouse equipment and vehicles listed on Schedule 5.9(a), the "Equipment");

                           (3) a route listing of customers served using the Scheduled Distribution Assets; and

                           (4) All Permits exclusively related to the Scheduled Distribution Assets from any Governmental Entity that are transferable.

                  (b) (i) The term "Additional Distribution Assets" shall mean all of NICC's and its Affiliates' right, title and interest in, to and under the following assets, to the extent exclusively related to NICC's business of distributing frozen dessert products in each of the states of California (excluding Eureka, California except for the vehicles described in clause (2) below which shall be included in Additional Distribution Assets) and Florida and the greater metropolitan areas of Salt Lake City, Minneapolis, Baltimore/ Washington, DC, Philadelphia/Delaware Valley Area/Central/Southern New Jersey, South Plainfield, NJ, Atlanta and, with respect only to the vehicles described in clause (2) below, Albany, New York, as such assets exist at the time of Closing; provided that NICC shall provide a schedule of such assets to Buyer as set forth in Schedule 5.9(a):

                           (1) facility leases for warehouse facilities and fixtures and equipment located at such warehouse facilities;

                           (2) the warehouses, warehouse equipment and vehicles (either owned by NICC or its Affiliates or leased by NICC or its Affiliates), including the warehouse facility owned by NICC in the City of Industry, California ("California Warehouse"), subject to Section 2.4(c) and (d);

                           (3) contracts, leases, agreements and other legally binding instruments;

                           (4) a route listing of customers served using the Additional Distribution Assets; and

                           (5) all Permits exclusively related to the Additional Distribution Assets from any Governmental Entity that are transferable.

                  (ii) The term "Other Added Assets" shall mean all of NICC's and its Affiliates' right, title and interest in, to and under the following assets, to the extent related to the Scheduled Distribution Assets and Additional Distribution Assets, subject to Section 6.3; provided that NICC shall provide a schedule of such assets to Buyer as set forth in Schedule 5.9(a):

                           (1) all handheld computers with any loaded software used by Closing Date Employees;

                           (2) the lease rights to the AS400 computer located in Tempe, Arizona, that hosts the RAMS software that receives information from the handheld computers.

                           (3)      the RAMS software;

                           (4) the server in Tempe, Arizona that hosts the software that processes the images received from the scanners located in the NICC depots;

                           (5) the image processing software used in connection with the scanners located in the NICC depots;

                           (6) the scanners located in the NICC depots that are being transferred to Buyer; and

                           (7) the five HP servers hosting the SAP software and data used to process the information received from the RAMS software, provided that nothing herein shall be deemed, intended or implied to constitute a sale or assignment of the SAP software.

                  (c) (i) Not later than the fifth Business Day prior to the anticipated Closing, Buyer shall deliver a letter to Sellers specifying the Distribution Assets, if any, that it has elected not to purchase ("Pre-Closing Reduction Assets"), which assets shall not be included in "Distribution Assets", provided that Buyer does not, in its sole judgment, believe such Reduction Assets are required for Buyer to have a viable distribution business in the markets set forth in Section 2.4(a) and (b), and (ii) on or prior to the fifth Business Day prior to the Transition Date with respect to any leased vehicle included in Distribution Assets, Buyer may deliver a letter to NICC specifying any such leased vehicle that it elects to transfer to NICC (such assets, the "Post-Closing Reduction Assets", and, together with the Pre-Closing Reduction Assets, the "Reduction Assets") and the parties shall execute any documents reasonably necessary to effect such transfer; provided that any such Post-Closing Reduction Assets shall be in substantially the same condition as on the Closing Date, ordinary wear and tear excepted.

                  (d) In lieu of purchasing the California Warehouse as part of the Distribution Assets, Buyer may elect, not later than the fifth Business Day prior to the anticipated Closing, to lease the California Warehouse ("California Warehouse Lease") from NICC for a price of [****] per year for a term of [****], which term may be extended annually by Buyer by notice given to NICC not less than 60 days prior to the then-scheduled expiration of the California Lease up to [****] times for a total maximum period of [****] (at which point, Buyer may exercise an option to purchase the California Warehouse for [****]), and to enter into a triple net lease agreement on other terms and conditions customary for leases of this type, in which case the California Warehouse will not be included in "Distribution Assets".

         2.5 Excluded Assets. Neither the Ice Cream Assets nor the Distribution Assets shall include any assets other than the assets specifically listed or described in Section 2.3 or Section 2.4, respectively, and, without limiting the generality of the foregoing, shall expressly exclude (1) all real property, improvements and fixtures, together with any manufacturing, warehouse, research and development, office, distribution and other facilities owned, leased or subleased or otherwise used or occupied by Dreyer's and NICC, and any equipment, fixtures, furnishings, machinery, vehicles and other real or personal property used in the operation of the Ice Cream Assets or the Distribution Assets (other than as expressly included in the definition of

"Ice Cream Assets" or "Distribution Assets" set forth in Sections 2.3 and 2.4, respectively); (2) except as expressly provided elsewhere in this Agreement, any trademarks, trade names and trade designations; (3) all accounts receivable, cash and cash equivalents relating to (i) the Godiva License or (ii) the Products, in each case arising or accruing on or prior to the Closing Date; (4) any inventory of raw materials, packaging materials, work-in-progress or finished products of NICC wherever located; (5) freezer cabinets in customer locations; (6) the Reduction Assets; and (7) any assets that are not exclusively related to the Ice Cream Assets or the Distribution Assets, except as set forth in Sections 2.3 and 2.4 (collectively, the "Excluded Assets").

         2.6 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement at Closing, Buyer shall assume and shall pay, perform and discharge when due the following debts, obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, of each Seller (collectively, the "Assumed Liabilities"):

                  (a) subject to the Transition NICC Products Distribution Agreement, all obligations and liabilities arising from the operation of the Ice Cream Assets or the Distribution Assets by Buyer or its Affiliates after the Closing;

                  (b) all unfulfilled obligations of Dreyer's under Purchase Orders which are required by their terms to be performed after the Closing and do not arise out of a breach or default by Sellers or their Affiliates; provided, that Sellers shall provide to Buyer, at the Closing, a schedule of the unfulfilled obligations of Dreyer's under Purchase Orders which are required by their terms to be performed after the Closing;

                  (c) all unfulfilled obligations of either Seller or their respective Affiliates to perform, in accordance with the terms thereof, under or with respect to the Assigned Contracts which are required by their terms to be performed after Closing, except to the extent arising out of a breach or default by Sellers or their Affiliates; and

                  (d) all liabilities for Taxes (other than Excluded Taxes) attributable to the ownership or operation by Buyer or its Affiliates of the Ice Cream Assets, the Distribution Assets or Assumed Liabilities specified in subsections 2.6(a), (b) and (c) above.

         2.7 Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume, or in any way be liable for the payment, performance or discharge of, any of the liabilities or obligations of Sellers or any of their respective Affiliates, of whatever kind and nature, whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, or accrued or unaccrued, including the following, all of which shall be the responsibility of the Sellers and their Affiliates (collectively, the "Excluded Liabilities"):

                  (a) the accounts payable relating to the Ice Cream Assets or Distribution Assets accrued on or prior to the Closing;

                  (b) any product liability relating to (i) the Products shipped and sold by Dreyer's prior to the Closing, or (ii) the Inventory;

                  (c) all liabilities and obligations for manufacturer's coupons issued prior to the Closing and relating to Products;

                  (d) all customary refund and replacement obligations relating to Products sold prior to the Closing, subject to the Transition IB Product Distribution Agreement;

                  (e) all obligations (other than customary refund and replacement obligations) relating to Products sold prior to the Closing, subject to the Transition IB Product Distribution Agreement; provided that Buyer takes no action to solicit or otherwise encourage the return of Products during such period;

                  (f) all liabilities for Taxes other than Taxes described in Section 2.6(d), including Excluded Taxes;

                  (g) with respect to all Closing Date Employees, all obligations and liabilities (i) to such Closing Date Employees arising or accruing prior to the Closing or (ii) accruing or arising as a result of the transactions contemplated herein or in the Transition NICC Products Distribution Agreement;

                  (h) all obligations and liabilities arising from the operation of the Ice Cream Assets or the Distribution Assets by Sellers or their Affiliates before the Closing;

                  (i) all Liabilities directly arising out of and related to the Transaction (except to the extent relating to this Agreement and the Collateral Agreements); and

                  (j) all other liabilities and obligations of either Seller or any of their respective Affiliates, except the Assumed Liabilities.

         2.8 Modification. In the event that the FTC conditions its approval of the Provisional Consent Decree on, or otherwise requires, modification of this Agreement or any Collateral Agreement, each party agrees to use its reasonable best efforts to negotiate in good faith to implement such modification on terms and conditions reasonably acceptable to it. Each party shall agree to amend this Agreement and the Collateral Agreements to reflect such FTC modifications and shall consummate the transactions contemplated by this Agreement and the Collateral Agreements as so amended; provided that nothing herein shall require any party to agree to any such modifications which are materially adverse to it (assuming compliance by such party with its agreement to use reasonable best efforts as set forth above), in which case such party shall not be required to consummate the transactions contemplated by this Agreement and the Collateral Agreements on such adverse terms.

         2.9 Rescission. In the event that the FTC withdraws or conditions its final approval of the Provisional Consent Decree in a manner, or otherwise requires changes to this Agreement or any Collateral Agreements, considered by either Seller or NHI, each in its reasonable discretion, to be materially adverse to Dreyer's, NICC, NHI or New Dreyer's, either Seller or NHI shall have the right to require that the transactions consummated pursuant to this Agreement be rescinded and this Agreement and the Collateral Agreements be terminated. If either Seller or NHI elects to rescind the transactions, Sellers shall refund to Buyer the Purchase Price plus interest from the Closing Date to the date of rescission at the Closing Date Interest Rate, and

Buyer shall promptly take all necessary steps to return title to and possession of the Ice Cream Assets and the Distribution Assets to Sellers. The benefits and liabilities attributable to ownership and operation of the Ice Cream Assets and the Distribution Assets after the Closing Date to the date of rescission, if any, shall accrue to Buyer.

         2.10 Purchase Price Adjustment. In the event that Dreyer's does not obtain the Godiva Consent prior to Closing, the Purchase Price shall be reduced by [****]; provided, however, that if the Godiva Consent is obtained by Dreyer's within three (3) months after the Closing Date, Buyer shall pay Dreyer's [****] in immediately available funds upon such delivery of consent. If either the Godiva License has been amended or modified with respect to a material term in the Godiva License in effect as of the date hereof, or the Godiva Consent contains a change to the material terms of the Godiva License in effect as of the date hereof which, in either case, adversely affects Buyer, the parties hereto agree to negotiate in good faith to compensate Buyer; provided, however, that such amount does not exceed [****]; provided, further, however, that neither the failure to obtain the Godiva Consent, nor any modification of the material terms of the Godiva License, shall affect Buyer's obligation to close the transaction contemplated by this Agreement and the Collateral Agreements.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                       OF DREYER'S, NEW DREYER'S AND NICC

         Subject to the last sentence of Section 3.20, Dreyer's, New Dreyer's and NICC hereby jointly and severally represent and warrant to Buyer as of the date hereof (or in the case of the applicable Additional Distribution Assets or the Other Added Assets, as of the date the schedules relating thereto are delivered pursuant to Section 5.9(a)) and as of the Closing Date (unless and to the extent such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date) as follows:

         3.1      Authority; No Conflicts; Consents and Approvals.

                  (a) Each of Dreyer's and New Dreyer's is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. NICC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Each of Dreyer's, New Dreyer's and NICC has all requisite corporate or company power and authority to enter into this Agreement and the Collateral Agreements, as applicable, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each of Dreyer's, New Dreyer's and NICC to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been (and the Collateral Agreements, as applicable, at the Closing will be) duly executed and delivered by each of

Dreyer's, New Dreyer's and NICC and, assuming the due execution hereof (and thereof) by Buyer, this Agreement constitutes (and the Collateral Agreements, as applicable, when executed and delivered, will constitute) the valid and binding obligation of each of Dreyer's, New Dreyer's and NICC enforceable against each of Dreyer's, New Dreyer's and NICC in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles.

                  (b) The execution, delivery and performance by each of Dreyer's, New Dreyer's and NICC of this Agreement and the Collateral Agreements, as applicable, will not (i) violate any provision of the charter, by-laws or similar organizational instrument of Dreyer's, New Dreyer's or NICC; (ii) violate in any material respect any material provision of, or be an event that is (or with the passage of time will result in) a material violation of, or result in the acceleration, termination, modification or cancellation of or entitle any party to accelerate, terminate, modify or cancel (whether after the giving of notice or lapse of time or both) any material obligation under, result in the creation or imposition of any Lien on any of the Ice Cream Assets or material Lien on the Distribution Assets pursuant to, or require any notice under, any Assigned Contract or Permit related to the Ice Cream Assets or Distribution Assets; (iii) violate or conflict with, in each case, in any material respect, any material Laws applicable to Dreyer's, New Dreyer's or NICC or any of their respective properties or assets or any other material restriction of any kind or character to which Dreyer's, New Dreyer's or NICC is subject.

                  (c) Except as set forth on Schedule 3.1(c), no consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any person, entity or Governmental Entity is required on the part of Dreyer's, New Dreyer's or NICC in connection with this Agreement or any of the Collateral Agreements or the consummation of any of the transactions contemplated hereby or thereby.

         3.2      Real Property; Title to Tangible Assets.

                  (a) Neither Seller owns any real property exclusively related to the Ice Cream Assets or Distribution Assets except for the California Warehouse. Schedule 3.2(a) contains a list of all real property and interests in real property leased by NICC exclusively related to the Distribution Assets (each, a "Leased Property"). NICC is the lessee of each Leased Property and is in possession of the premises purported to be leased thereunder. NICC is not in default under any lease with respect to the Leased Properties (the "Leases"), nor has any event occurred or circumstance arisen which, with the delivery of notice, the passage of time or both, would constitute a default under any such Lease. Schedule 3.2(a) contains a list of all Leases. NICC has delivered to Buyer complete and accurate copies of each Lease, together with any amendments, schedules or exhibits thereto. All of the improvements to the Leased Property (including buildings, fixtures, building systems and site improvements) are in good condition and repair (normal wear and tear excepted) and are sufficient for the operation of the Distribution Assets.

                  (b) Dreyer's, with respect to the Ice Cream Assets, has good and marketable title to, and NICC, with respect to the Distribution Assets, has good and marketable title to, or a valid leasehold interest in, the Inventory and the Distribution Assets, as applicable, owned or leased by such Seller, and such Seller has and is conveying to Buyer hereunder good title to all of its personal property, tangible and intangible, included in the Ice Cream Assets and Distribution Assets free and clear of all Liens, except Permitted Liens. No financing statement under the Uniform Commercial Code with respect to any of the Ice Cream Assets or Distribution Assets is active in any jurisdiction, and neither Seller has signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement against any of the Ice Cream Assets or Distribution Assets. Except for the Ice Cream Assets and the Distribution Assets, there is no tangible or intangible property of Sellers or their Affiliates relating to the manufacturing, packaging and distribution of the Products. The tangible Ice Cream Assets and Distribution Assets (i) are in good working order, (ii) have been maintained in accordance with good business practices and industry standards, and (iii) conform in all material respects with all applicable Laws. There does not now exist and should not at the Closing Date exist any condition which interferes with the economic value of the tangible Ice Cream Assets or Distribution Assets or the use thereof in the manner used by Sellers prior to the Closing Date.

                  (c) The Distribution Assets (prior to any modification to such defined term as a result of the Reduction Assets or the California Warehouse Lease) include all of the warehouses, warehouse equipment, trucks, leasehold improvements, office furniture and tools necessary to enable Buyer to operate the distribution business of NICC in each of the markets set forth in
Section 2.4 as conducted by NICC on the date hereof.

         3.3      Intellectual Property.

                  (a) Except as set forth in Schedule 3.3(a), Dreyer's exclusively owns all of the Assigned Intellectual Property and has good and marketable title to such Assigned Intellectual Property, or, if Dreyer's does not own any item of Assigned Intellectual Property, Dreyer's possesses the exclusive right to use, without payment to a third party, such item of Assigned Intellectual Property. The Assigned Intellectual Property is free and clear of Liens granted by Dreyer's, whether by written agreement or otherwise.

                  (b) All Assigned Trademarks that are owned by Dreyer's are currently in compliance with formal legal requirements (including, without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable.

                  (c) The manufacture, sale or offering for sale of any of the Products does not infringe or conflict with the rights of others under any Intellectual Property ("Third-Party Rights").

                  (d) There are no pending, or, to Sellers' Knowledge, threatened claims to which the Ice Cream Assets are subject or against Dreyer's alleging that making, selling or offering for sale any of the Products infringes or conflicts with any Third-Party Right (including any written claim that Dreyer's must license or refrain from using the intellectual property rights of any third party) or violates any Law nor, to Sellers' Knowledge, is there any reasonable basis for any such claim.

                  (e) There is no litigation or proceeding (judicial or administrative) pending by or against Dreyer's challenging the registration, grant, validity or enforceability of the Assigned Intellectual Property, and no litigation or proceeding is otherwise pending by or against Dreyer's challenging the validity or enforceability of any of the Assigned Intellectual Property.

                  (f) No current or former employee or consultant of Dreyer's owns any rights in or to any of the Assigned Intellectual Property.

                  (g) To Sellers' Knowledge, no Person is infringing upon the Assigned Intellectual Property. No Person has been granted any license or other right or interest by Dreyer's to any of the Assigned Intellectual Property.

                  (h) Dreyer's has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Assigned Trade Secrets, including, without limitation, requiring each employee and consultant of Dreyer's which has been involved with the Ice Cream Assets and any other person with access to Assigned Trade Secrets to execute a binding confidentiality agreement, copies of which will be provided to Buyer prior to or at the Closing and, to Sellers' Knowledge, there has not been any breach by any party to such confidentiality agreements.

                  (i) To Sellers' Knowledge, Assigned Intellectual Property includes all Intellectual Property (except for Intellectual Property relating to manufacturing equipment, marketing services and advertising services and except for Internet domain names containing the "Dreyer's" and "Edy's" name) necessary to manufacture and distribute the Products in a manner consistent with Dreyer's operation of the Ice Cream Assets. Seller shall deliver to Buyer at Closing a list of suppliers and service providers related to marketing services and advertising services relating to the Ice Cream Assets, which shall contain a brief description of such services, subject to confidentiality provisions of any applicable agreements or understandings.

         3.4 Actions and Proceedings. Except as set forth on Schedule 3.4, there are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal relating to the Ice Cream Assets or the Distribution Assets or which are reasonably expected to have a material adverse effect on Sellers' ability to consummate the transactions contemplated by this Agreement and the Collateral Agreements, or (b) actions, suits, claims or legal, administrative or arbitration proceedings pending or, to Sellers' Knowledge, threatened against Dreyer's or NICC that relate to the Ice Cream Assets or the Distribution Assets, that seek any injunctive relief or that are reasonably expected to have a material adverse effect on Sellers' ability to consummate the transactions contemplated by this Agreement and the Collateral Agreements. There are no investigations by any Governmental Entity pending, or to Sellers' Knowledge threatened, that relate to the Ice Cream Assets or the Distribution Assets or that could prevent, hinder or otherwise interfere with the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

         3.5 Assigned Contracts. Schedule 3.5 contains a complete and accurate list of all Assigned Contracts. Dreyer's has delivered to Buyer current and complete copies of the documents constituting all Assigned Dreyer's Contracts (or, in the case of oral contracts, accurate descriptions thereof), and NICC has delivered to Buyer current and complete copies of the documents constituting all Assigned NICC Contracts (or, in the case of oral contracts, accurate descriptions thereof). Except for such Assigned Contracts, there are no contracts or agreements (written or verbal) (a) exclusively relating to the Distribution Assets, involving (x) annual payments in excess of $50,000 and (y) a term in excess of one year; or (b) relating to the Ice Cream Assets involving the manufacturing, packaging or distribution of the Products, except marketing and advertising services and agreements with suppliers for commodities. Except as otherwise specified on Schedule 3.5, each Assigned Dreyer's Contract, as well as each Assigned NICC Contract, is a valid and binding obligation of Dreyer's or NICC, as the case may be, to the extent Dreyer's or NICC is a party thereto, and, to Sellers' Knowledge, of each other party thereto in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Dreyer's, NICC or one of their respective subsidiaries has performed all material obligations required to be performed by it to date under the Assigned Dreyer's Contracts and the Assigned NICC Contracts, as the case may be, and neither Dreyer's, NICC nor any of their respective subsidiaries, nor, to Sellers' Knowledge, any other party to such Assigned Contracts, is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.

         3.6      Compliance with Applicable Laws; Permits.

                  (a) Each Seller has all necessary material Permits, licenses and other rights and privileges necessary to permit it to own or lease, as applicable, the Ice Cream Assets and Distribution Assets owned and leased by such Seller and to operate the Ice Cream Assets and Distribution Assets as they are currently operated.

                  (b) Each of the Ice Cream Assets is currently being used and has been used for the past seven (7) years in compliance in all material respects with all applicable Laws; and each of the Distribution Assets is currently being used and has been used since NICC's acquisition of such Distribution Assets in compliance in all material respects with all applicable Laws. Neither Seller has received notice of any violation of any such Laws.

                  (c) Sellers have delivered to Buyer copies of all material inspection reports by any Governmental Entity relating to the Ice Cream Assets or to Sellers' Knowledge relating to the Distribution Assets since January 1, 1999 in Sellers' possession. Schedule 3.6(c) contains a list of all material Permits required from Governmental Entities in order to permit Sellers to own or lease, as applicable, the Ice Cream Assets and Distribution Assets owned and leased by Sellers, to operate the Ice Cream Assets and Distribution Assets as they are currently operated, and to manufacture, package and distribute the Products. Sellers have obtained all such Permits, which are valid and in full force and effect, and are operating in material compliance therewith. To the extent transferable under applicable Law, all such Permits will be available and assigned to Buyer at Closing.

         3.7 Brokers. There is no broker or other Person who would have any valid claim against Buyer for a finder's fee or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by or on behalf of Dreyer's or NICC or any of their Affiliates. Dreyer's and NICC shall be solely responsible for all fees and expenses of any broker, finder or other Person engaged by or on behalf of it or its Affiliate or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

         3.8 Inventory. The Inventory (a) will be of good quality, (b) is usable and saleable in the ordinary course and merchantable and fit for the purpose for which it was procured or manufactured, (c) meets applicable manufacturing specifications, requirements of applicable Law, and Sellers' customers' policies on shelf life and "sell by dates," and is suitable for use, and (d) will not be spoiled, damaged or contaminated.

         3.9 Recent Events. Since December 31, 2001 (a) there has not been any Material Adverse Effect, and (b) Dreyer's has sold the Products in the ordinary course consistent with past practice.

         3.10 Liabilities. Neither Dreyer's nor NICC has any liabilities with respect to which Buyer will become liable hereunder, except for the Assumed Liabilities.

         3.11 Financial Information. Schedule 3.11 sets forth the pro forma schedules of net sales and direct Product contribution for the portion of the Ice Cream Assets owned by Dreyer's for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, respectively. Except for the elimination of certain allocated costs, each statement has been prepared in conformity with Dreyer's internal management accounting policies applied on a basis consistent with prior years and presents fairly in all material respects the results of operations of the portion of the Ice Cream Assets owned by Dreyer's at the date indicated therein.

         3.12 Labor Matters. NICC is not delinquent in payments to any Closing Date Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. With respect to the Closing Date Employees, NICC is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, wages and hours and federal and state withholding taxes. No labor union currently represents any Closing Date Employee, and no labor union has taken any action with respect to organizing any of the Closing Date Employees. No strike, walkout or other work stoppage or unionizing effort by or respecting the Closing Date Employees is pending or, to such Sellers' Knowledge, threatened. NICC is not involved in nor, to such Sellers' Knowledge, threatened with any arbitration, material labor dispute, material unfair labor practice claim, lawsuit or administrative proceeding relating to labor matters involving any Closing Date Employee.

         3.13 Insurance. Each Seller has fire, casualty and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of the Ice Cream Assets or Distribution Assets which might be damaged or destroyed or sufficient to cover liabilities to which such Seller may reasonably become subject, on both a per-occurrence and an aggregate basis, consistent with industry practice. Dreyer's maintains product liability insurance sufficient in amount to cover liabilities to which Dreyer's may reasonably become subject with respect to the Ice Cream Assets, on both a per-occurrence and an aggregate basis, as is consistent with industry practice. There is no default or event that could give rise to a default under any such policy.

         3.14 Transactions with Affiliates. There are no Assigned Contracts and there have been no other transactions that relate to the Ice Cream Assets or the Distribution Assets between either Seller and any officer, director or stockholder of such Seller or any family member or Affiliate of the foregoing persons.

         3.15 Customers and Distributors. Dreyer's shall provide to Buyer, within fifteen (15) Business Days of the date hereof, a list of the twenty-five
(25) largest customers of the Products during each of the last two fiscal years, showing, with respect to each, the name and address and dollar volume involved and Products by SKU bought or sold (collectively, the "Major Customers"). Such list shall also contain the name and address of the distributors (the "Distributors"), locations, and the associated dollar volumes. Except as disclosed on such list, no Major Customer or Distributor has canceled or otherwise terminated its relationship with Dreyer's during the last 12 months or decreased materially its services or purchases of the Products of Dreyer's, in each case to the extent related to the Ice Cream Assets and the Products. To Sellers' Knowledge, no Major Customer or Distributor has any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Dreyer's or to decrease materially or limit its services to Dreyer's or its usage, purchase or distribution of the Products of Dreyer's, in each case to the extent related to the Ice Cream Assets and the Products. Dreyer's is not engaged in any material dispute with any Major Customer or Distributor with respect to the Ice Cream Assets or the Products.

         3.16 Warranty or Other Claims. All of the Products manufactured, sold and delivered by Dreyer's have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Dreyer's has no material liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith. Dreyer's has no material liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product manufactured, sold or delivered by Dreyer's.

         3.17 Environmental Matters. With respect to the Distribution Assets, (a) NICC is and has been in material compliance with all applicable Environmental Laws, (b) NICC has obtained and is in material compliance with all material Permits required under Environmental Laws, (c) during the past two years, NICC has not received any written communication from a Governmental Entity that alleges that NICC is not in compliance with any Environmental Law or has any liability under Environmental Laws, (d) NICC has not entered into and is not subject to any court decree or judgment relating to compliance with any Environmental Law or liability under any Environmental Law, (e) the consummation of the transactions contemplated by this Agreement and the Collateral Agreements will not result in any obligations for site investigation or cleanup pursuant to any so-called "property transfer" Environmental Laws, (f) NICC has furnished to Buyer all environmental assessment reports that are in the possession of NICC, and (g) NICC has not treated, stored, disposed of or released any substance or material deemed hazardous or otherwise regulated under Environmental Laws, or owned or operated any property or facility in a manner that has or could reasonably be expected to give rise to any material liability or material obligation under Environmental Laws.

         3.18     Tax Matters.

                  (a) Sellers and each of Sellers' Affiliates have filed all material Tax Returns required to be filed and have paid all amounts shown thereon as due and owing.

                  (b) No written notice of deficiency or assessment has been received from any taxing authority with respect to material liabilities for Taxes of the Sellers or Sellers' Affiliates to the extent related to the Ice Cream Assets, the Distribution Assets or Assumed Liabilities which have not been fully paid or finally settled. There are no Liens on the Ice Cream Assets or material Liens on the Distribution Assets that arose in connection with any failure to pay any Taxes that are currently due and owing and to Sellers' Knowledge there is no reasonable basis for any Liens on the Ice Cream Assets or material Liens on the Distribution Assets.

         3.19     Employees.

                  (a) Schedule 1.1(a), subject to Section 5.9(a) hereto sets forth a complete list of the Closing Date Employees as of the date of this Agreement. Prior to the Closing Date, NICC shall have provided Buyer with a complete and accurate list of the following information for each Closing Date
Employee: name; date of hire; work location; title; position held; salary; incentive compensation; schedule of regular weekly hours of employment; special work arrangements, if any, with description; Fair Labor Standards Act status; shift differential, if any; annual vacation entitlement; and service date or any adjusted service date reflecting service credit for prior employment for employee benefit purposes.

                  (b) Except as set forth on Schedule 3.19(b), all Closing Date Employees are employees "at-will" whose employment is terminable without liability to NICC (other than for benefits under the NICC's applicable severance policy and other employee benefit plans and programs and benefits required to be provided under applicable Law), and there are no employment contracts entered into between NICC and any of the Closing Date Employees.

                  (c) NICC has not received written notification of any impediment to the employment of any Closing Date Employee based on the results of fingerprinting or drug testing and is not otherwise aware, to Sellers' Knowledge, of any such impediment.

                  (d) To Sellers' Knowledge, all Closing Date Employees are authorized to work in accordance with the Immigration and Reform Control Act, and no Closing Date Employee is employed by NICC under any employer-sponsored non-resident visa.

                  (e) Except as set forth in Schedule 3.19(e), there are no agreements or offer letters providing for stay bonuses, sign-on bonuses, commissions, compensation, special monetary or vacation awards, non-compete provisions or similar agreements with respect to the Closing Date Employees.

         3.20 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Dreyer's nor NICC nor any of their respective agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at Law or in equity, on behalf of Sellers, and Sellers hereby disclaims any such representation or warranty whether by Sellers or any of its respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of any of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer or any of its respective officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Sellers or any of their officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing; provided, however, that the limitations set forth in this Section 3.20 shall not affect any representation or warranty expressly made in any Collateral Agreement. Notwithstanding anything to the contrary contained herein, no representation or warranty is being made with respect to (i) the Pre-Closing Reduction Assets or the California Warehouse or
(ii) the Additional Distribution Assets located in Salt Lake City, Atlanta, Minneapolis and Albany, New York, which are being sold, transferred or leased, as applicable, pursuant to Section 2.4 "as is, where is."

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to each of Dreyer's, New Dreyer's and NICC as of the date hereof and as of the Closing Date (unless and to the extent such representation and warranty speaks specifically as of an earlier date, in which case as of such earlier date) as follows:

         4.1      Authority; No Conflicts; Governmental Consents.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been (and the Collateral Agreements at the Closing will be) duly executed and delivered by Buyer and, assuming the due execution hereof (and thereof) by the other parties thereto, this Agreement constitutes (and the Collateral Agreements, when executed and delivered, will constitute) the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles.

                  (b) The execution, delivery and performance by Buyer of this Agreement and the Collateral Agreements will not (i) violate any provision of the charter or by-laws or similar organizational instrument of Buyer; (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of Buyer's assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, injunction or decree to which Buyer is a party or by which Buyer is bound; or (iii) violate or conflict with any Law applicable to Buyer or any of its properties or assets or any other material restriction of any kind or character to which Buyer is subject, except, in the case of clauses (ii) and (iii), for violations, accelerations, impositions, conflicts, restrictions or breaches that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions hereunder.

         4.2 Actions and Proceedings. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby; or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, that would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereunder.

         4.3 Availability of Funds. Buyer has, and at Closing will have, cash available or existing borrowing facilities or commitments which, together with available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement.

         4.4 Brokers. There is no broker or other Person who would have any valid claim against Dreyer's, New Dreyer's, NHI or NICC for a finder's fee or broker's fee, or commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by or on behalf of Buyer. Buyer shall be solely responsible for all fees and expenses of any broker, finder or other Person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

         4.5 Sufficiency of Buyer. Buyer believes that the Ice Cream Assets that Buyer is purchasing from Dreyer's, and the Distribution Assets that Buyer is purchasing from NICC, in each case, are, and will continue to be, viable. Buyer does not believe as of the date hereof that it will need any additional assets or services (other than those to be provided hereunder or under the Collateral Agreements) from either Seller in order to (a) maintain the viability of the Ice Cream Assets and the Distribution Assets or (b) continue distribution and the marketing of the Products following the Closing Date. Buyer plans to make good-faith efforts to support and grow the Ice Cream Assets, the Products and the Distribution Assets. Notwithstanding the foregoing, nothing in this
Section 4.5 shall limit the representations, warranties and covenants made by Dreyer's, New Dreyer's and NICC in this Agreement.

         4.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Buyer nor any of its respective agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Sellers or New Dreyer's, express or implied, at Law or in equity, on behalf of Buyer, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of any of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Sellers, New Dreyer's or any of their respective officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Buyer or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing; provided, however, that the limitations set forth in this Section 4.6 shall not affect any representation or warranty expressly made in any Collateral Agreement.

                                    ARTICLE 5

                  COVENANTS OF DREYER'S, NEW DREYER'S AND NICC

         Dreyer's, New Dreyer's and NICC, each on its own behalf, covenants and agrees as follows:

         5.1 Access. Commencing from the date of this Agreement and through the Closing, each of Dreyer's, New Dreyer's and NICC shall grant to Buyer or cause to be granted to Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Dreyer's, New Dreyer's and NICC relating primarily to the Ice Cream Assets or the Distribution Assets and the transition of the Ice Cream Assets and the Distribution Assets to Buyer; provided that such access does not unreasonably interfere with the normal operations of Dreyer's, New Dreyer's and NICC or the use of the Ice Cream Assets or the Distribution Assets, and that Buyer complies with any policies of the Sellers with respect to plant or other facility visits, and provided further that all requests for access shall be directed to an individual, with respect to the Ice Cream Assets, appointed by Dreyer's, and with respect to the Distribution Assets, appointed by NICC, or such other Person as Dreyer's, New Dreyer's and NICC shall designate from time to time.

         5.2 Ordinary Conduct of the Business. Except as permitted by the terms of this Agreement or as expressly contemplated by this Agreement or the Collateral Agreements, from the date hereof to the Closing Date, (x) each Seller shall (i) cause the Ice Cream Assets or the Distribution Assets, as applicable, to be managed and used in the ordinary and usual course, (ii) perform all of its obligations under the Assigned Contracts, (iii) use reasonable best efforts, consistent with past practice, to preserve and maintain its rights and franchises to the extent related to the Ice Cream Assets and the Distribution Assets, and preserve its relationships with customers, suppliers, distributors, and other persons with whom it has significant business relationships to the extent related to the Ice Cream Assets or Distribution Assets, (iv) maintain and keep the Ice Cream Assets and Distribution Assets in good working condition and repair, ordinary wear and tear excepted, and maintain all of its right, title and interest in and to the Ice Cream Assets and Distribution Assets free and clear of all Liens, other than Permitted Liens and (v) comply with all Laws applicable to the Ice Cream Assets and Distribution Assets, and (y) Dreyer's shall continue to manufacture, package and sell the Products in the ordinary and usual course consistent with past practice. Except as provided in this Agreement, each Seller shall not, other than in the ordinary course of business, without the prior written consent of Buyer:

                  (a) sell or otherwise dispose of or abandon any of the Ice Cream Assets or the Distribution Assets, except for sales of finished goods inventory in the ordinary and usual course consistent with past practice;

                  (b) mortgage, pledge or grant any Lien that will be in effect at the Closing Date in any of the Ice Cream Assets or the Distribution Assets;

                  (c) make any material changes in any coupon programs or trade promotion activities to the extent related to the Ice Cream Assets;

                  (d) take any action that will cause, or is reasonably likely to cause, a Material Adverse Effect;

                  (e) modify, amend or terminate any provisions of any of the Assigned Contracts or enter into any new material contract, agreement, commitment or arrangement to the extent related to the Ice Cream Assets or the Distribution Assets, in each case other than in the ordinary course consistent with past practice; or

                  (f) authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         5.3      Inventory Statements. Dreyer's shall provide Buyer, within ten
(10) Business Days of the date hereof, an estimate of the Inventory as of the date hereof. On the Closing Date, Dreyer's shall provide Buyer an estimate of the Inventory as of the Closing Date.

         5.4      Use of Trademarks, Trade Names and Designations.

                  (a) At the Closing, Dreyer's shall grant to Buyer a non-transferable and non-exclusive license to use (i) domain names and websites exclusively related to the Products, and (ii) any trademark, trade name, logo or designation belonging to Dreyer's, including "Dreyer's" and "Edy's", other than the Assigned Intellectual Property (the "Dreyer's Trademarks") that appears on any Inventory transferred to Buyer pursuant to Section 2.3(a) hereof or otherwise transferred to Buyer by Dreyer's. Buyer has a right hereunder solely to use the Dreyer's Trademarks in order to sell such Products in the United States, but in no event shall the use of the Dreyer's Trademarks in connection with such Products continue past the date that is twelve (12) months from the Closing Date. Buyer agrees not to alter or modify such Products, or remove such Dreyer's Trademarks, and not to use such Dreyer's Trademarks in any other manner without the prior written consent of Dreyer's. Notwithstanding the foregoing, Dreyer's shall not, as a result of such license, be liable for any obligations, liabilities or commitments in respect of any Products shipped or sold at any time after the Closing Date.

                  (b) Buyer recognizes that Dreyer's is the rightful owner of the Dreyer's Trademarks, and acknowledges that all goodwill and other rights in the Dreyer's Trademarks shall at all times vest absolutely in Dreyer's. Buyer shall not challenge or dispute nor assist any third party in challenging or disputing the Dreyer's ownership of the Dreyer's Trademarks.

                  (c) The license for the use of the Dreyer's Trademarks is for the benefit of Buyer only. Buyer shall not sub-license the use of the Dreyer's Trademarks to any third party.

Any sub-license in violation of this Section 5.4 shall be of no effect and shall constitute a material breach of this Agreement by Buyer.

                  (d) Buyer expressly acknowledges and agrees that, other than the Assigned Intellectual Property and the license for the use of the Dreyer's Trademarks expressly granted under this Agreement, it does not acquire and has no right or claim to any other rights in, or to the use of, other trademarks, patents, copyright or other intellectual property rights owned, used or adopted by Dreyer's. Nothing herein shall be deemed, intended or implied to constitute a sale or assignment of the Dreyer's Trademarks to Buyer. Buyer shall have no right to apply for registration of any of the Dreyer's Trademarks in or outside of the United States. For the avoidance of doubt, Buyer shall not have the right to object to, or interfere in any way with the ownership, registration or use of the Dreyer's Trademarks by Dreyer's as a trade name, trademark or service mark, for any purpose whatsoever.

                  (e) Buyer and its Affiliates shall use the same level of care and shall provide the same protections to the Dreyer's Trademarks in their use thereof in accordance with this Section 5.4 as used and provided by Buyer with respect to the Buyer's own trademarks.

         5.5 Confidential Information. Each of Dreyer's, New Dreyer's and NICC acknowledges that all information provided to it by Buyer and its Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between Buyer and Rhone Group LLC (on behalf of Dreyer's and NICC), dated February 16, 2003 (the "Buyer Confidentiality Agreement"), the terms of which are incorporated herein by reference. The Buyer Confidentiality Agreement shall survive the Closing and shall remain in full force and effect after the Closing Date. Each of Dreyer's, New Dreyer's and NICC acknowledges that any information provided to it by Buyer or its Affiliates, agents or representative shall remain subject to the terms and conditions of the Buyer Confidentiality Agreement after the Closing Date. After the Closing Date, each of Dreyer's, New Dreyer's and NICC shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all information relating to the Products or included in or exclusively related to the Ice Cream Assets or the Distribution Assets (the "Information"), including know-how, trade secrets, customer lists, details of client or consultant contracts, pricing policies, marketing plans or strategies, product development techniques or plans, business acquisition plans, designs and design projects, inventions and research projects relating to the Ice Cream Assets, the Distribution Assets or the Assumed Liabilities and shall not disclose such Information to anyone outside of Buyer except as required by law or with Buyer's express written consent. In addition to the foregoing restrictions, each of Dreyer's, New Dreyer's and NICC and their respective Affiliates shall also maintain the confidentiality of the Formulations in accordance with their applicable policies and procedures for the maintenance of confidential and proprietary information. Dreyer's, New Dreyer's and NICC's confidentiality obligations hereunder shall not apply to any Information which enters the public domain through no fault of Dreyer's, New Dreyer's or NICC.

         5.6 Consents. Subject to Section 7.1, between the date hereof and the Closing each of Dreyer's, New Dreyer's and NICC shall use its reasonable best efforts in order to obtain any governmental, regulatory and third-party authorizations, consents, waivers and approvals necessary or desirable to be obtained by such party to consummate the transactions contemplated hereby, without expense to Buyer (except with respect to governmental and regulatory consents and approvals). In addition, during the period between the Closing Date and each Transition Date, NICC shall use its reasonable best efforts in order to obtain any third-party authorizations, consents, waivers and approvals necessary or desirable to consummate the transfer of the Post-Closing Reduction Assets from Buyer to NICC pursuant to Section 2.4(c)(ii), without expense to Buyer.

         5.7      Employees.

                  (a) NICC shall permit Buyer to make offers of employment to the Closing Date Employees, effective as of the Closing Date, subject to and consistent with the Transition NICC Product Distribution Agreement. NICC shall take such steps as are reasonably necessary to facilitate such offers of employment and the transition of the Closing Date Employees who accept employment with Buyer, including providing Buyer with reasonable access to the Closing Date Employees employed by NICC or its Affiliates for purposes of interviewing, offering employment, completing pre-employment documents, explaining Buyer's employment-related rules and benefits and other similar purposes. Closing Date Employees who accept offers of employment from Buyer shall become employees of Buyer as of the Closing Date (or such later date as may be applicable pursuant to the Transition NICC Products Distribution Agreement). NICC shall not seek to induce any Closing Date Employees to decline employment with Buyer.

                  (b) Between the date hereof and the Closing Date (or such later Transition Date as may be applicable pursuant to the Transition NICC Products Distribution Agreement), NICC shall use commercially reasonable efforts to maintain the services and goodwill of the Closing Date Employees, including continuing to employ such Closing Date Employees, without layoffs or reductions in compensation or benefits (other than any reductions applicable to the similarly situated employees of NICC); provided that nothing herein shall limit the right of NICC to terminate Closing Date Employees for performance reasons or for cause in the ordinary course of business consistent with past practice.

                  (c) Sellers agree that for a two-year period after the Closing Date, neither Seller shall solicit for employment any Closing Date Employee who has become an employee of Buyer or any of its Affiliates. Notwithstanding the foregoing, the non-solicitation provision of this Section 5.7(c) shall not apply to any employee of Buyer who is involuntarily terminated or laid-off by Buyer or any of its Affiliates or to any general advertisement not specifically directed toward such Closing Date Employees.

         5.8 Waivers for Distributors. Each Seller shall waive all non-competition or exclusivity agreements that would prevent Buyer from using any distributor for any Product.

         5.9      Supplemental Disclosures.

                  (a) As promptly as reasonably practicable after the date hereof, but in any event by June 5, 2003, NICC shall (i) supplement Schedule 1.1(a) to add the employees of NICC or its subsidiaries who primarily provide services related to the Additional Distribution Assets (ii) deliver a new
Schedule 2.4(c) setting forth the Additional Distribution Assets and the Other Added Assets, (iii) amend the Schedules to the representations and warranties contained in

Article 3 of this Agreement as necessary or appropriate to reflect the addition of the Additional Distribution Assets or Other Added Assets.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be deemed to be in breach of any representations or warranty arising out of the fact that the Distribution Assets have been modified by the specification of the Reduction Assets in accordance with Section 2.4(c).

                  (c) Dreyer's, New Dreyer's and NICC shall have the continuing obligation to supplement promptly and amend the Schedules to the representations and warranties contained in Article 3 of this Agreement as necessary or appropriate to reflect facts occurring after the date hereof or facts of which Seller becomes aware that would be required to be disclosed on the Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Buyer may otherwise agree in writing, be deemed to have cured any breach of any representation or warranty made by either Seller that would otherwise have been false as of the date hereof or the delivery date of the Schedule, if applicable.

         5.10 [****] Non-Competition. Sellers and New Dreyer's understand that Buyer shall be entitled to protect and preserve the going concern value of the Assigned Intellectual Property related to [****] and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.10 and, therefore, agree that except as expressly provided in the Collateral Agreements, [****].

         5.11 No Use of Certain Names. In no event shall Sellers or their Affiliates use the "Whole Fruit," "Godiva" or "Dreamery" name or any address, telephone number or mark consisting of or containing the words "Whole Fruit," "Godiva" or "Dreamery", any variations and derivatives thereof and any other logos or trademarks of Buyer or any of its Affiliates in any manner inconsistent with this Agreement.

                                    ARTICLE 6

                               COVENANTS OF BUYER

         6.1 Confidentiality. Buyer acknowledges that all information provided to it by Dreyer's, NICC or New Dreyer's or their respective Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between Buyer and Rhone Group LLC (on behalf of Dreyer's and NICC), dated February 13, 2003 (the "Seller Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Seller Confidentiality Agreement will terminate only with respect to information provided to Buyer or its Affiliates that relates to the Products or is included in or is related to the Ice Cream Assets, the Distribution Assets and the Assumed Liabilities (collectively, the "Excluded Information"); and Buyer acknowledges that any and all information provided to it by either Seller, or by New Dreyer's concerning either Seller or New Dreyer's (other than the Excluded Information) shall remain subject to the terms and conditions of the Seller Confidentiality Agreement after the Closing Date. After the Closing Date, Buyer shall also keep secret and retain in strictest confidence, all trade secrets and other applicable information provided to it by Dreyer's, NICC or New Dreyer's or their respective Affiliates as provided in the Collateral Agreements (other than the Excluded Information), and shall not use for the benefit of itself or others, and shall not disclose, such information to anyone outside of Dreyer's, NICC or New Dreyer's, except as required by law with the express written consent of Dreyer's, NICC or New Dreyer's, as applicable.

         6.2 No Use of Certain Names. In no event shall Buyer or its Affiliates use Names after the Closing in any manner inconsistent with this Agreement. "Names" shall mean any name, address, telephone number or mark consisting of or containing the words "Dreyer's", "Edy's", "Nestle", or "Haagen-Dazs", any variations and derivatives thereof and any other logos or trademarks of either Seller or any of its Affiliates.

         6.3 License for Use of Certain Other Added Assets. At the Closing, Buyer shall grant to Dreyer's and NICC a non-exclusive license to use the Other Added Assets described in Section 2.4(b)(ii) (other than subsections (1) and (6) for the three-month period following the Closing Date pursuant to which each of Dreyer's and NICC shall have a right to use such assets solely in order to process information relating to (i) any Products (as defined in the Grocery Carrier Agreement and the Non-Grocery Distribution Agreement) and (ii) any distribution assets of NICC located in the Bronx, New York and in Long Island, New York and any other NICC depots that are part of the Reduction Assets. Dreyer's and NICC shall, and shall cause each of their employees, consultants and agents with access to such Other Added Assets to agree in writing to, keep secret and retain in strictest confidence any Information or other confidential information of Buyer to which Dreyer's, NICC or such employees and agents may access pursuant to this Section 6.3. Buyer may set up firewalls and other protective measure to ensure that Dreyer's and NICC employees, consultants and agents only have access to the systems required in order to process information relating to (i) any Products (as defined in the Grocery Carrier Agreement and the Non-Grocery Distribution Agreement) and (ii) any distribution assets of NICC located in the Bronx, New York and in Long Island, New York and any other NICC depots that are part of the Reduction Assets.

                                    ARTICLE 7

                    MUTUAL COVENANTS; ADDITIONAL AGREEMENTS

         The parties hereto covenant and agree as follows:

         7.1      Godiva Consent, Cooperation and Transition Services.

                  (a) Dreyer's shall use reasonable best efforts to cause Godiva to consent to the assignment, transfer and conveyance of all of Dreyer's right, title, interest in and to the Godiva License to Buyer (such consent, the "Godiva Consent") on or prior to the Closing Date, and, if the Godiva Consent is not so obtained, Dreyer's shall continue to use reasonable best efforts to obtain such consent for a period of three (3) months after the Closing Date. Upon request of Dreyer's, Buyer shall use reasonable best efforts to cooperate with Dreyer's in obtaining the Godiva Consent.

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

                  (b) Each of the parties shall assist and cooperate with one another to effect promptly, and shall give any notices to, make any filings with, and use its respective reasonable best efforts to obtain, all consents, approvals and authorizations of, or any exemptions by, all third parties and Governmental Entities in connection with the transactions contemplated by this Agreement. Each of the parties, including their Affiliates, shall as promptly as practicable use its best efforts to (i) prepare and furnish all necessary information and documentation (including furnishing all information requested by any Governmental Entities, including information that may be required by the HSR
Act) and make presentations to the FTC; (ii) take all other actions that may be necessary to demonstrate to the FTC that Buyer is an acceptable purchaser of the Ice Cream Assets and the Distribution Assets, and that Buyer will effectively compete in the marketplace using the Ice Cream Assets and the Distribution Assets (and each of Dreyer's, New Dreyer's and NICC shall use its reasonable best efforts to assist Buyer in taking such actions); (iii) obtain FTC approval of Buyer as an acceptable purchaser of the Ice Cream Assets and the Distribution Assets and assist in causing the Provisional Consent Decree to become final without adverse modification; and (iv) otherwise do whatever is necessary, proper or advisable to assist and cooperate with each of Dreyer's, New Dreyer's and NHI in obtaining necessary consents, approvals or orders of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Collateral Agreements. Without limiting the generality of the undertakings pursuant to this Section 7.1(b), Buyer agrees to assist and cooperate with each of Dreyer's, New Dreyer's and NHI if it contests and resists any action seeking to have imposed any order, decree, judgment, injunction, ruling or other order (whether temporary, preliminary or permanent) that would materially delay, restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

                  (c) In addition to the specific obligations created by the Collateral Agreements, to the extent consistent with applicable Law, each of the parties shall reasonably cooperate with each other and shall cause its officers, employees, agents and representatives to reasonably cooperate with each other for a period of one hundred twenty (120) days after the Closing to ensure the orderly transition of the Ice Cream Assets, the Distribution Assets and the Assumed Liabilities to Buyer and to minimize the disruption to the respective businesses of the parties hereto (including the parties' relationships with customers and suppliers) resulting from the transactions contemplated hereby.

                  (d) Except as otherwise set forth in this Agreement, if any consent (excluding the Godiva Consent), approval or authorization by third parties in connection with the transactions contemplated by this Agreement is not obtained, the parties agree that the Closing shall nonetheless take place on the terms set forth herein and, thereafter, Sellers shall use their reasonable best efforts to secure such consent, approval or authorization as promptly as practicable after the Closing (without cost to Buyer), and Buyer shall use its reasonable best efforts to assist each Seller (not including the payment of any consideration) to secure such consent, approval or authorization after the Closing and, at either Seller's election, Buyer shall cooperate with such Seller (at such Seller's expense) in any lawful and commercially reasonable arrangement reasonably proposed by such Seller under which (i) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable
Law) the economic claims, rights and benefits (net of the amount of any related Tax effects on Sellers or any of their respective Affiliates) under the asset, claim or right with respect to which the consent, approval or authorization has not been obtained in accordance with this Agreement; and (ii) Buyer shall assume any related economic burden (including the amount of any related Tax effects on Sellers or any of their respective Affiliates) with respect to the asset, claim or right with respect to which the consent, approval or authorization has not been obtained in accordance with this Agreement. Without limiting the foregoing, Buyer shall use commercially reasonable best efforts to negotiate and enter into new lease agreement(s) with the lessors that currently lease Equipment to NICC for purposes of assuming the leases relating to such Equipment.

                  (e) Dreyer's shall use its reasonable best efforts between the date hereof and the Closing Date to transfer, at Closing, any vendor authorizations with customers for the Products.

         7.2 Publicity. The parties hereto agree that Sellers and Buyer shall each issue an initial press release relating to this Agreement, after the other has had a reasonable opportunity to review and comment on such press release. After such initial press release, the parties hereto agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange; provided, however, that Dreyer's, New Dreyer's and NICC and their respective Affiliates may make public releases and announcements that primarily concern the Transaction and the other transactions covered by the Merger Agreement without Buyer's consent. The parties hereto agree to keep the terms of this Agreement and the Collateral Agreements confidential, except to the extent required by applicable Law and except that the parties may disclose such terms to the FTC or to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement and the Collateral Agreements confidential).

         7.3      Tax Matters.

                  (a) Buyer, on the one hand, and Sellers, on the other hand, shall share equally the payment of all sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar Taxes or expenses that may be imposed as a result of the sale and transfer of the Ice Cream Assets (including any stamp, duty or other Tax chargeable in respect of any instrument transferring property and any Taxes (other than income Taxes) payable in connection with the sale and transfer of the Intellectual Property), together with any and all penalties, interest and additions to Tax with respect thereto, and Sellers and Buyer shall cooperate in timely making all filings, Tax reports and forms as may be required to comply with the provisions of such Tax laws.

                  (b) Buyer and Sellers shall, and shall cause their respective subsidiaries and Affiliates to, cooperate fully with respect to Tax matters. Buyer agrees to maintain in accordance with its customary business practices all books, documents, files, Tax Returns and other records pertaining to Tax matters, in each case relating to the Ice Cream Assets and the Distribution Assets for any Pre-Closing Tax Period.

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

         7.4 Access to Information. After the Closing, upon reasonable notice, the parties hereto agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including records pertinent to the Ice Cream Assets and the Distribution Assets) and assistance relating to the Ice Cream Assets and Distribution Assets as are reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax Claim or assessment; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of the parties. To the extent legally permissible, the Sellers will, prior to Closing, cooperate with Buyer in (i) providing information reasonably required by Buyer to develop pro forma cost structures with respect to the Distribution Assets and (ii) assisting Buyer in transferring to Buyer the telephone numbers for NICC's distribution centers related to the Distribution Assets.

         7.5 Bulk Sales Waiver. Buyer and Sellers hereby waive compliance with the terms and conditions of any applicable bulk sales Law or similar laws that may be applicable to the sale or transfer of the Ice Cream Assets.

         7.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein; provided, however, that Sellers shall upon the presentation of reasonable evidence of the incurrence of such expenses and whether or not the Closing occurs pay the reasonable legal fees and expenses of Buyer and the reasonable fees and expenses incurred by Buyer for professional services in the nature of economists, expert witnesses, accountants and other consultants in each case for services rendered at or prior to Closing in connection with (A) negotiating this Agreement, the Collateral Agreements and all other documents, agreements or instruments necessary to consummate the transactions contemplated hereby and thereby (e.g. closing documents to be delivered pursuant to Article 8 hereof) and (B) closing the transactions contemplated hereby and thereby including, without limitation those incurred directly in connection with Buyer's efforts to (i) obtain FTC approval of Buyer as an acceptable buyer and FTC approval of this Agreement and the Collateral Agreements including any modifications required thereto (as well as the out-of-pocket expenses incurred by Richard Smith and David Stein in connection with their attendance of and participation in FTC proceedings with respect to the review by the FTC of the transactions contemplated by this Agreement); (ii) complete its due diligence and review of disclosure materials and schedules to be provided between signing and closing and effectuate the transfer of the Ice Cream Assets and the Distribution Assets (e.g. in connection with the Godiva consent or in connection with permit transfers or other necessary approvals or authorizations or (iii) defend or assist in the defense of any litigation or other proceedings to enjoin or rescind such transactions (provided that the foregoing clause (iii) shall not include fees arising out of litigation between the parties to enforce their rights hereunder or under the Collateral Agreements based upon a breach by any other party).

         7.7 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement.

         7.8 Collateral Agreements. At the Closing, Sellers, as applicable, and Buyer shall execute and deliver (i) the Co-Pack Agreement, (ii) the Transition Services Agreement, (iii) the Transition IB Product Distribution Agreement, (iv) the Grocery Carrier Agreement, (v) the Non-Grocery Distribution Agreement, (vi) the Transition NICC Product Distribution Agreement and (vii) the IB Product Distribution Agreement (collectively, the "Collateral Agreements"). In the event the California Warehouse is being sold or leased in accordance with
Section 2.4 hereunder and is not part of the Reduction Assets, Buyer and NICC will negotiate in good faith to enter into a transition arrangement to permit NICC to transition the assets and people located in the California Warehouse that are not exclusively related to the Distribution Assets.

         7.9      Use of Intellectual Property.

                  (a) Immediately after the Closing, Buyer shall grant to Dreyer's a non-transferable and non-exclusive license to use the "Whole Fruit" name, logo, trademark, and trade dress (the "Buyer Trademarks") on its frozen fruit bar novelty products sold by Dreyer's as of the date hereof for the twelve-month period after the Closing Date. Dreyer's agrees not to alter or modify the Buyer Trademarks in any manner without the prior written consent of Buyer. Notwithstanding the foregoing, Buyer shall not, as a result of such license, be liable for any obligations, liabilities or commitments in respect of any products sold by Dreyer's with the Buyer Trademarks shipped or sold at any time after the Closing Date.

                  (b) Dreyer's recognizes that, after the Closing, Buyer is the rightful owner of the Buyer Trademarks and acknowledges that all goodwill and other rights in the Buyer Trademarks shall at all times vest absolutely in Buyer. Dreyer's shall not challenge or dispute nor assist any third party in challenging or disputing the Buyer's ownership of the Buyer Trademarks after the Closing Date. Except as expressly contemplated in this Section 7.9, in no event shall Dreyer's, NICC or their Affiliates have any right to use Assigned Intellectual Property related to the "Whole Fruit" name.

                  (c) The license for the use of the Buyer Trademarks is for the benefit of Dreyer's only. Dreyer's shall not sub-license the use of the Buyer Trademarks to any third party. Any sub-license in violation of this
Section 7.9 shall be of no effect and shall constitute a material breach of this Agreement by Dreyer's.

                  (d) Dreyer's expressly acknowledges and agrees that, other than the license for the use of the Buyer Trademarks expressly granted under this Agreement, it does not acquire and has no right or claim to any other rights in, or to the use of, other trademarks, patents, copyright or other intellectual property rights owned, used or adopted by Buyer. Nothing herein shall be deemed, intended or implied to constitute a sale or assignment of the Buyer Trademarks to Dreyer's. Dreyer's shall have no right to apply for registration of any of the Buyer Trademarks in or outside of the United States. For the avoidance of doubt, Dreyer's shall not have the right to object to, or interfere in any way with the ownership, registration or use of the Buyer Trademarks by Buyer as a trade name, trademark or service mark, for any purpose whatsoever.

                  (e) Dreyer's and its Affiliates shall use the same level of care and shall provide the same protections to the Buyer Trademarks in their use thereof in accordance with this Section 7.9 as used and provided by Dreyer's with respect to the Dreyer's Trademarks.

                                    ARTICLE 8

                                     CLOSING

         8.1 Closing. The closing (the "Closing") of the purchase and sale of the Ice Cream Assets and the Distribution Assets, and of the transactions contemplated by this Agreement, shall be held at the offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m. on the fifth Business Day following the consummation of the Transaction, or if the conditions to Closing set forth in Sections 8.2 and 8.3 shall not have been waived or satisfied by such date, on the fifth Business Day following waiver or satisfaction of such conditions, or on such other date, time and place as may be mutually agreed in writing by Sellers and Buyer. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." The Closing shall be deemed to be effective at 11:59 p.m. on the Closing Date. Buyer and Sellers shall also deliver, or cause to be delivered, as applicable, the following:

                  (a) At the Closing, Buyer shall deliver to Sellers (i) by wire transfer to the bank account or bank accounts per the wire transfer instructions provided to Buyer two (2) Business Days prior to the Closing Date, immediately available funds in an aggregate amount equal to the Purchase Price; and (ii) instruments of assumption in form and substance reasonably satisfactory to Sellers and their counsel evidencing and effecting the assumption by Buyer of the Assumed Liabilities and such other documents as are specifically required by this Agreement.

                  (b) At the Closing, Sellers shall deliver or cause to be delivered to Buyer (i) such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Ice Cream Assets and the Distribution Assets.

                  (c) The parties hereto shall cooperate with each other regarding, and shall use their respective reasonable best efforts to cause, the sale to Buyer of all the Ice Cream Assets and the Distribution Assets on the Closing Date on the terms and conditions set forth in this Agreement and the Collateral Agreements, to deliver such other documents, instruments and certificates as may be reasonably requested and as are customary for transactions of this type in connection with the transactions contemplated by this Agreement and the Collateral Agreements.

                  (d) At the Closing, the applicable parties hereto shall execute the Collateral Agreements.

                  (e) At the Closing, (i) each Seller shall deliver certificates of the Secretary or an Assistant Secretary of such Seller, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of such Seller executing this Agreement and, in the case of Dreyer's, the Collateral Agreements, together with evidence of incumbency of such Secretary or Assistant Secretary, and (B) certifying attached resolutions of the Board of Directors of such Seller that authorize the execution, delivery and performance of this Agreement and, in the case of Dreyer's, the Collateral Agreements, and (ii) each Seller shall deliver a good standing certificate, dated no more than two (2) Business Days prior to the Closing, of such Seller.

                  (f) At the Closing, (i) Buyer shall deliver certificates of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Buyer executing this Agreement and the Collateral Agreements, together with evidence of incumbency of such Secretary or Assistant Secretary, and (B) certifying attached resolutions of the respective Board of Directors of Buyer that authorize the execution, delivery and performance of this Agreement and the Collateral Agreements, and (ii) Buyer shall deliver a good standing certificate, dated no more than two (2) Business Days prior to the Closing.

         8.2 Buyer's Conditions to Closing. The obligation of Buyer to purchase and pay for the Ice Cream Assets and the Distribution Assets and assume the Assumed Liabilities, and to consummate the transactions contemplated hereby, is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                  (a) no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the purchase and sale of the Ice Cream Assets or the Distribution Assets; and

                  (b) Dreyer's shall have executed and delivered to Buyer each of the Collateral Agreements.

         8.3 Sellers' Conditions to Closing. The obligation of each Seller to sell and deliver or cause to be sold and delivered the Ice Cream Assets and the Distribution Assets to Buyer, and to consummate the transactions contemplated hereby, is subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

                  (a) no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the purchase and sale of the Ice Cream Assets or the Distribution Assets;

                  (b) the Provisional Consent Decree shall have been accepted for public comment by the FTC and it shall name Buyer as an acceptable purchaser of the Ice Cream Assets and the Distribution Assets;

                  (c) Buyer shall have executed and delivered to Dreyer's each of the Collateral Agreements;

                  (d) Buyer shall have delivered to Dreyer's properly executed resale exemption certificates containing the requisite tax registration numbers for the Inventory being transferred by Dreyer's pursuant to this Agreement; and

                  (e)      the Transaction shall have been consummated.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Survival. The representations, warranties, covenants and agreements of the parties hereto in this Agreement are material, shall be deemed to have been relied upon by the party receiving the same and shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date regardless of any investigation for a period of twenty-four (24) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1(a), 3.2 (only with respect to representations relating to title to the Ice Cream Assets and the Distribution Assets) and 3.3(a) (only with respect to representations relating to title to Assigned Intellectual Property) shall survive indefinitely, the representations and warranties set forth in Section 3.17 shall survive for five years from the Closing Date, and the representations and warranties set forth in Section 3.18 shall survive until six months after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any covenants or agreements contained herein or made pursuant hereto, that by their terms are to be performed after the Closing Date, shall survive until fully discharged. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to have breached such representation or warranty prior to the expiration of such representation and warranty; provided, however, that no such expiration shall limit any claim for fraud or willful misrepresentation.

         9.2 Indemnification by Sellers. From and after the Closing Date, to the extent provided in this Article 9, each of Dreyer's, New Dreyer's and NICC, as applicable, shall jointly and severally indemnify Buyer, its Affiliates and each of their respective officers, directors, employees and agents against and hold them harmless from any damage, loss, liability, Tax, fine, penalty, cost or expense (including reasonable legal fees and expenses) of any kind or nature whatsoever (whether or not arising out of Third-Party Claims and including any amounts paid in investigation, defense or settlement of the foregoing) (collectively, "Damages") suffered or incurred by any such indemnified party to the extent arising from or related to (i) fraud, intentional misrepresentation or a deliberate or willful breach by Dreyer's, New Dreyer's or NICC of any of their representations or warranties under this Agreement, (ii) any breach of any representation or warranty of Dreyer's, New Dreyer's or NICC set forth in Sections 3.1(a), 3.2 (only with respect to representations relating to title to the Ice Cream Assets and the Distribution Assets), 3.3(a) (only with respect to representations relating to title to Assigned Intellectual Property), and 3.17 or failure to comply with bulk sales Laws that may be applicable to the Ice Cream Assets, (iii) any breach of any other representation or warranty of Dreyer's, New Dreyer's or NICC contained in this Agreement, (iv) any breach of any covenant of Dreyer's, New Dreyer's or NICC contained in this Agreement, and (v) the Excluded Liabilities; provided, however, that none of Dreyer's, New Dreyer's or NICC shall have any liability under clause (iii) above unless the aggregate of all Damages relating thereto exceeds on a cumulative basis an amount equal to [****] of the Purchase Price (the "Deductible"), whereupon the only Damages above the Deductible shall be recoverable in accordance with the terms hereof; provided further, however, that aggregate liability of Dreyer's, New Dreyer's and NICC under clause (iii) above shall in no event exceed [****] of the Purchase Price; provided further, however, that Sellers shall not indemnify Buyer for any Damages related to (i) the Pre-Closing Reduction Assets or the California Warehouse or (ii) the Additional Distribution Assets located in Salt Lake City, Atlanta, Minneapolis and Albany, New York.

         9.3 Indemnification by Buyer. From and after the Closing Date, to the extent provided in this Article 9, Buyer shall indemnify each of Dreyer's, New Dreyer's and NICC and their respective Affiliates and each of its officers, directors, employees and agents against and hold them harmless from any Damages suffered or incurred by any such indemnified party to the extent arising from
(i) fraud, intentional misrepresentation or a deliberate or willful breach by Buyer of any of the Buyer's representations or warranties under this Agreement;
(ii) any breach of any representation or warranty of Buyer contained in this Agreement; (iii) any breach of any covenant of Buyer contained in this Agreement; (iv) the Assumed Liabilities; and (v) Buyer's ownership, use or operation of the Post-Closing Reduction Assets; provided, however, that Buyer shall not have any liability under clause (ii) above unless the aggregate of all losses, liabilities, claims, damages or expense relating thereto exceeds on a cumulative basis an amount equal to the Deductible, whereupon the only Damages above the Deductible shall be recoverable in accordance with the terms hereof; provided further, however, that aggregate liability of Buyer under clause (ii) above shall in no event exceed [****] of the Purchase Price.

         9.4 Right to Indemnification Not Affected by Knowledge. The parties acknowledge and agree that there is no condition to Buyer's obligation to consummate the transactions contemplated by this Agreement based upon the representations and warranties being accurate as of Closing or Sellers and New Dreyer's having complied with their covenants in this Agreement. As such, the parties agree that Buyer's remedies (including the right to indemnification pursuant to this Article 9) shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) by Buyer or Sellers or any of their agents, Affiliates, advisors, officers, directors, employees or other representatives at any time during the period between the execution and delivery of this Agreement and the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any of the Sellers' or New Dreyer's representations, warranties, covenants or obligations set forth in this Agreement. Each party hereby expressly waives the right to raise the other party's knowledge as a defense in any action or proceeding arising out of the transactions contemplated hereby.

         9.5 Exclusive Remedy; Limitations on Indemnification. Each party hereto acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy, with respect to any and all claims relating to breaches of representations and warranties (but, for the avoidance of doubt, not covenants) in this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9, except for any claim arising out of any willful or fraudulent misrepresentation. In furtherance of the foregoing, the parties hereby waive, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action they may have against each other relating to breaches of representations and warranties (but, for the avoidance of doubt, not covenants or claims arising out of willful or fraudulent misrepresentation) in this Agreement arising under or based upon any federal, state or local statute, Law (including common law), ordinance, rule or regulation or otherwise. The parties acknowledge and agree that no party hereto shall be liable to the other under this Article 9, except for any claim arising out of any willful or fraudulent misrepresentation, for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party's breach of its representations or warranties hereunder (except to the extent such other party actually pays such damages to a third party).

         9.6 Losses Net of Insurance. The amount of any Damages for which indemnification is provided under this Article 9 shall be net of any amounts actually recovered by the indemnified party under its insurance policies with respect to such Damages. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnified Loss.

         9.7 Purchase Price Adjustment. For Tax purposes, any indemnification payment will be treated as an adjustment to the Purchase Price.

         9.8      Procedures Relating to Indemnification.

                  (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 9 in respect of, arising out of or involving a claim or demand made by any person, firm, Governmental Entity or corporation against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, as promptly as practicable after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that failure to make such prompt delivery shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

                  (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so elects in writing within thirty (30) days of receipt of written notice from the indemnified party and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided that the indemnifying party conducts the defense actively and diligently thereafter. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, absent any conflict of interest between such parties. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, except to the extent of any conflict of interest between such parties. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof or in the event of any conflict of interest between the indemnified party and the indemnifying party. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the other party's request) the provision to the other party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim,
(a) the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld) and (b) the indemnified party shall not enter into any settlement of any Third-Party Claim which is non-monetary in nature or which includes any monetary term as to which the indemnifying party has not admitted its liability. Notwithstanding the foregoing, any party may settle, compromise or discharge any claim against it without the consent of the other party provided that such settling party does not seek indemnification from the other party for all or any part of such claim.

                  (c) Notwithstanding the foregoing in this Section 9.8, if a Third-Party Claim includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are Assumed Liabilities, and such claim for Taxes that are Excluded Taxes is not separable from such claim for Taxes that are Assumed Liabilities, the Sellers (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are Assumed Liabilities) or otherwise the Buyer (Sellers or Buyer, as the case may be, the "Controlling Party") shall be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a "Tax Claim"). In such case, the other party (the "Non-Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Taxes that are Excluded Taxes and the claim for Taxes that are Assumed Liabilities.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Bases for Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                  (a)      by mutual written consent of Sellers and Buyer;

                  (b)      by Buyer if any of the conditions set forth in
Section 8.2 shall have become incapable of fulfillment and shall not have been waived by Buyer;

                  (c)      by Sellers if any of the conditions set forth in
Section 8.3 shall have become incapable of fulfillment and shall not have been waived by Sellers;

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

                  (d) by Sellers at any time if a Provisional Consent Decree naming Buyer as an acceptable purchaser of the Ice Cream Assets and the Distribution Assets shall have not been accepted for public comment by the FTC within ninety (90) calendar days after submission of this Agreement to the FTC, or if the FTC otherwise conditions its approval of this Agreement and the Collateral Agreements in a manner considered by such Seller in its sole discretion to be adverse to Dreyer's, NICC, NHI or New Dreyer's; provided, however, that such ninety (90) calendar day period shall be earlier terminated if prior to such date the FTC staff has advised the parties that either (i) Buyer is not an acceptable buyer or that (ii) the Agreement and the Collateral Agreements are not acceptable, and despite the parties good faith efforts to modify such agreements in accordance with Section 2.8 hereof, negotiations with the FTC staff have terminated without a mutually acceptable resolution.

                  (e) by Sellers or by Buyer if the Closing does not occur on or prior to six months from the date hereof; provided that such date shall be extended an additional six months in the event Sellers are involved in active litigation with the FTC; or

                  (f)      intentionally omitted;

                  (g) by Sellers or by Buyer if the Merger Agreement is terminated;

provided, however, that the party seeking termination pursuant to clause (b) or
(c) is not in material breach of any of its covenants or agreements which breach results in the conditions set forth in Section 8.2 or Section 8.3 becoming incapable of being fulfilled.

         10.2 Notice of Termination; Return of Documents; Continuing Confidentiality Obligation. In the event of termination by either Seller or by Buyer pursuant to this Article 10, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated or rescinded as provided herein:

                  (a) each of Sellers and Buyer shall return all documents and copies and other material received from Dreyer's, New Dreyer's and NICC relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the applicable other party;

                  (b) all information received by Dreyer's, New Dreyer's, NICC or their Affiliates with respect to Buyer and its business shall be treated in accordance with the Buyer Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement; and

                  (c) all information received by Buyer with respect to the Ice Cream Assets and the Distribution Assets shall be treated in accordance with the Seller Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         10.3 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 10, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 5.5 relating to the obligation of Dreyer's, New Dreyer's and NICC to keep confidential certain information and data obtained by it, (b) Section 6.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (c)
Section 7.6 relating to expenses, (d) Section 7.2 relating to publicity, (e) Sections 3.7 and 4.4 relating to finders' fees and brokers' fees or commissions, and (f) Section 10.2 and this Section 10.3. Nothing in this Article 10 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. If this Agreement is terminated pursuant to Section 10.1(c), (d), (e) or (g), Sellers shall pay [****] to Buyer in immediately available funds to an account designated by Buyer, it being understood that Sellers' obligation to pay such amount to Buyer is conditioned upon Buyer having complied in all material respects with its covenants hereunder.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 Assignment. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto (including by operation of Law in connection with a merger or sale of substantially all the assets of any party) without the prior written consent of each of the other parties hereto. Any attempted assignment or delegation in contravention hereof shall be null and void.

         11.2 No Third-Party Beneficiaries. Except for Persons entitled to indemnification under Article 9 hereof, this Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any Person or entity, other than the parties hereto, any legal or equitable rights hereunder.

         11.3 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

         11.4 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.5 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when delivered by hand three (3) days after mailing (one (1) Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows:

                        (i)  If to Dreyer's or New Dreyer's:

                             Dreyer's Grand Ice Cream, Inc.

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

                             5929 College Avenue
                             Oakland, California 94618
                             Attn:  General Counsel

                             With a copy to:

                             Wachtell, Lipton, Rosen & Katz
                             51 West 52nd Street
                             New York, New York 10019
                             Attn:  Seth A. Kaplan, Esq.

                       (ii)  If to NICC:

                             Nestle Holdings, Inc.
                             c/o Nestle USA, Inc.
                             800 North Brand Boulevard
                             Glendale, California 91203
                             Attn:  General Counsel

                             With a copy to:

                             Howrey, Simon, Arnold & White LLP
                             1299 Pennsylvania Avenue, N.W.
                             Washington, DC 20004
                             Attn:  Roxann E. Henry, Esq.

                      (iii)  If to NHI:

                             Nestle Holdings, Inc.
                             C/o Nestle USA, Inc.
                             800 North Brand Boulevard
                             Glendale, California 91203
                             Attn:  General Counsel

                             With a copy to:

                             Howrey, Simon, Arnold & White LLP
                             1299 Pennsylvania Avenue, N.W.
                             Washington, DC 20004
                             Attn:  Roxann E. Henry, Esq.

                       (iv)  If to Buyer:

                             Integrated Brands, Inc.
                             4175 Veterans Highway
                             Ronkonkoma, New York 11779

                             Attn:  David J. Stein

                             With a copy to:

                             Goodwin Procter LLP
                             599 Lexington Avenue
                             New York, New York 10022
                             Attn:  Daniel R. Kaplan, Esq.

         11.6 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear.

         11.7 Counterparts. This Agreement and any amendments hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of such counterparts have been signed by each of the parties and delivered to the other party.

         11.8 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the choice-of-law principles of such State.

         11.10 Actions and Proceedings. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any New York state or federal court of appropriate jurisdiction, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Buyer hereby irrevocably appoints CSC as its authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto. Each of Dreyer's, NICC and New Dreyer's hereby irrevocably appoints The Corporate

Trust Company as its authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto. Each party waives, to the fullest extent permitted by applicable Law, any right that it may have to a trial by jury in respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 11.10.

         11.11 Exhibits and Schedules. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. If a matter is disclosed in any Schedule to this Agreement, it shall be deemed to have been disclosed with respect to all Schedules to this Agreement for which its relevance is evident from the disclosure made. Inclusion of any matter in any Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule.

         11.12 Entire Agreement. Except to the extent otherwise contemplated herein, this Agreement (including the Schedules and Exhibits hereto), together with the Collateral Agreements, the Buyer Confidentiality Agreement and the Seller Confidentiality Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersedes all prior agreements and understandings relating to such subject matter.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                      DREYER'S GRAND ICE CREAM, INC.

                                      By: /s/ T. Gary Rogers
                                          -------------------------------------
                                          T. Gary Rogers
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

                                      NEW DECEMBER, INC.

                                      By: /s/ Timothy F. Kahn
                                          -------------------------------------
                                          Timothy F. Kahn
                                          President

                                      NESTLE ICE CREAM COMPANY, LLC

                                      By: /s/ Doreen Pearsall
                                          -------------------------------------
                                          Doreen Pearsall
                                          Vice President and General Counsel

                                      INTEGRATED BRANDS, INC.

                                      By: /s/ David J. Stein
                                          -------------------------------------
                                          David J. Stein
                                          Co-Chief Executive Officer

   [Signature Page to Amended and Restated Asset Purchase and Sale Agreement]